Exhibit 10.38

PURCHASE AGREEMENT

ACQUISITION OF

THE STOCK OF

GEM NEWCO, INC.,

A DELAWARE CORPORATION,

AND

THE LIMITED PARTNERSHIP INTERESTS OF

GEM POMONA LP,

A DELAWARE LIMITED PARTNERSHIP,

BY

LUNTZ ACQUISITION (DELAWARE), LLC,

A DELAWARE LIMITED LIABILITY COMPANY,

FROM

GENERAL ENVIRONMENTAL MANAGEMENT, INC.,

A NEVADA CORPORATION

DATED AS OF NOVEMBER 25, 2009

TABLE OF CONTENTS

i

ARTICLE 8
CONDITIONS TO OBLIGATIONS OF SELLER		65
Section 8.1	Representations; Warranties; Covenants	65
Section 8.2	Absence of Certain Litigation	65
ARTICLE 9
INDEMNIFICATION		65
Section 9.1	Survival; Right To Indemnification Not Affected By Knowledge or Materiality	65
Section 9.2	Indemnification By Seller	66
Section 9.3	Indemnification by Buyer	67
Section 9.4	Special Indemnification Provision Regarding Environmental Matters	67
Section 9.5	Defense of Third Party Actions	69
Section 9.6	Payment of Indemnification	70
Section 9.7	Miscellaneous	71
ARTICLE 10
AGREEMENTS AFTER CLOSING		71
Section 10.1	Further Assurances	71
Section 10.2	Transition Services	71
Section 10.3	Collected Receivables. To the extent that Company collects any amounts owing on the receivables listed on Schedule 3.13(a) after Closing, Company shall remit such funds, less any expenses incurred in effecting such collection, to Seller on a quarterly basis.	72
Section 10.4	Merger Expenses. Buyer shall reimburse Seller for all reasonable incurred expenses incurred by Seller or Company, as applicable, in connection with the formation of GEM NewCo, the formation of GEM LP, and the Merger of Company into GEM LP. Provided however, such expenses shall not include any Taxes.	72
Section 10.5	Non-Compete; Non-solicitation	72
Section 10.6	Customer And Other Business Relationships	72
Section 10.7	Assistance In Proceedings	73
Section 10.8	Retention Of And Access To Records	73
Section 10.9	Use of GEM logo	73
Section 10.10	Employees and Employee Benefits	73
Section 10.11	Confidentiality	74
Section 10.12	Actions with Respect to Closure Deposit	75
ARTICLE 11
TAX MATTERS		75
Section 11.1	Allocation of Tax Liabilities	75
Section 11.2	Tax Characterization	76
Section 11.3	Allocation of Purchase Price	76
Section 11.4	Cooperation	76
Section 11.5	Tax Refunds	76
Section 11.6	Transfer Taxes	76
ARTICLE 12
TERMINATION OF AGREEMENT		77
Section 12.1	Termination	77
Section 12.2	Casualty Loss	77
Section 12.3	Effect of Termination	77

PURCHASE AGREEMENT

AGREEMENT entered into as of November 25, 2009 among Luntz Acquisition (Delaware), LLC, a Delaware limited liability company (“Buyer”), General Environmental Management, Inc., a Delaware corporation (the “Company”), and General Environmental Management, Inc., a Nevada corporation, being the holder of all of the issued and outstanding capital stock of the Company (the “Seller”).

RECITALS:

WHEREAS, as of the date hereof, Seller owns all of the outstanding shares of stock of the Company (the “Company Shares”);

WHEREAS, in anticipation of the transactions contemplated by this Agreement and as more fully detailed herein, prior to the Closing (as defined herein), Seller shall cause to be formed a Delaware corporation that shall be wholly-owned by Seller and be named GEM NewCo, Inc., or a name similar thereto (“GEM NewCo”);

WHEREAS, in anticipation of the transactions contemplated by this Agreement and as more fully detailed herein, prior to the Closing (as defined herein), Seller shall cause to be formed a Delaware limited partnership, the sole limited partner of which shall be Seller and the sole general partner of which shall be GEM NewCo, which limited partnership shall be named GEM Pomona LP, or a name similar thereto (“GEM LP”);

WHEREAS, the general partnership interest that shall be owned by GEM NewCo shall represent a non-economic interest in GEM LP;

WHEREAS, in anticipation of the transactions contemplated by this Agreement and as more fully detailed herein, prior to the Closing (as defined herein) the Company shall be merged with and into GEM LP, with GEM LP surviving the merger (the “Merger”);

WHEREAS, following the effectiveness of the Merger, Seller is willing to sell all of the limited partner interests of GEM LP (the “LP Interests”) and all of the outstanding shares of stock of GEM NewCo (the “NewCo Shares”) to Buyer;

WHEREAS, following the effectiveness of the Merger, Buyer wishes to acquire all of the LP Interests and NewCo Shares (sometimes collectively referred to herein as the “Purchased Interests”); and

WHEREAS, for income tax purposes, it is intended that the purchase of the Purchased Interests be treated as a purchase of assets for income tax purposes;

NOW, THEREFORE, in consideration for the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

GENERAL

Section 1.1  General Definitions.

In addition to the specific definitions in Sections 1.2 et seq. of this Agreement, for purposes of this Agreement, the following terms have the indicated meanings:

“Active Employees” means all employees employed on the Closing Date by the Company and the Company subsidiaries for their respective business who are: employed exclusively in such business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

“Acquisition Transaction” has the meaning specified in Section 5.8(a).

“Ancillary Agreements” means collectively, the Merger Documents, the Joinder Agreements, the GEM LP/NewCo Documents, the Voting Agreement, the Paydown and Release Letter, Romic Settlement, if any, and CH Settlement, if any.

“Base Balance Sheet” has the meaning specified in Section 3.8(b).

“Base Balance Sheet Date” has the meaning specified in Section 3.8(b).

“Best Efforts or “best efforts” means the efforts that a reasonable Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Business Information” has the meaning specified in the definition of “Intellectual Property Rights” in this Section 1.1.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Clean Harbors” has the meaning specified in Section 5.12.

“CH Settlement” has the meaning specified in Section 5.12.

“Closing” has the meaning specified in Section 2.4.

“Closing Balance Sheet” means the consolidated balance sheet date of the Company and the Company Subsidiaries as of the Closing Date, to be prepared by Buyer in connection with Buyer’s determination of the Closing Net Working Capital Amount and in accordance with Exhibit 1.1(a), as applicable.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Closing Net Working Capital Amount” means the aggregate net working capital of the Company and the Company Subsidiaries, taken together, immediately upon completion of the Closing after giving effect to the transactions described in this Agreement, as calculated in accordance with Exhibit 1.1(a) attached hereto.  For the avoidance of doubt, the following (without limitation) shall be excluded from the calculation of the Closing Net Working Capital Amount: (i) the current portion of capitalized leases; (ii) Receivables not included on the Base Balance Sheet pursuant to Section 3.13 hereof; and (iii) any amounts payable pursuant Sections 5.9, 5.10 and 5.14.

“Closure Deposit” means the $900,046.18 cash deposit being held in a trust account with Union Bank of California, Account number 6711730900 for the benefit of the Department of Toxic Substances Control, a department of the State of California (the “DTSC”) with respect to closure and post-closure obligations of Seller relating to the Owned Real Property.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning in the Recitals of this Agreement, subject to Section 1.5 hereof.

“Company Shares” has the meaning specified in the Recitals of this Agreement; provided, however, that following the consummation of the Merger as contemplated herein, the term “Company Shares” shall refer to the Purchased Interests, unless the context otherwise requires.

“Company Subsidiaries” means Island Environmental Services, Inc. and General Environmental Management of Rancho Cordova, LLC.  For the purposes of Article 3, “Company Subsidiaries” means Island Environmental Services, Inc., General Environmental Management of Rancho Cordova, LLC, Hazpak Environmental Services, Inc. and GEM 6 Acquisitions Corporation.

“Competing Business” has the meaning specified in Section 3.26(b).

“Confidential Information” has the meaning specified in Section 10.9.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Court Order” means a court order, judgment, administrative or judicial order, writ, decree, stipulation, arbitration award or injunction.

“CVC” has the meaning specified in Section 7.7(a).

“CVC Related Party Agreement” has the meaning specified in Section 3.26(d).

“CVC Voting Agreement” has the meaning specified in Section 7.7(a)(ii).

“Deloitte” means Deloitte Tax LLP.

“Deloitte Tax Closing Certificate” means a statement prepared by Deloitte that sets forth the calculation of the Seller Group’s estimated aggregate liabilities for federal, state and local income and franchise Taxes for the taxable period ending December 31, 2010, including, without limitation, liabilities arising from or attributable to the sale of the Purchased Interests and the Merger, which calculation shall include an estimate by Deloitte of the amount of any net operating loss carry forwards that are available for use by the Seller Group for federal, state, and local income and franchise Tax purposes with respect to such estimated income and franchise Tax liabilities.

“Disputed Amount” has the meaning specified in Section 2.6(d).

“Effective Time” has the meaning specified in Section 2.4.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, right of first offer, easement, covenant or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

“GAAP” means generally accepted United States accounting principles, including the standards and interpretations of the Financial Accounting Standards Board and the SEC, consistently applied, and in the case of the Company applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.8 were prepared.

“GEM LP” has the meaning specified in the Recitals of this Agreement.

“GEM LP/NewCo Documents” has the meaning specified in Section 3.31(g).

“GEM NewCo” has the meaning specified in the Recitals of this Agreement.

“Governmental Authority” means any governmental body, whether national, state, regional, local (or any subdivision or agency of any of the foregoing) of either the United States or any foreign nation.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority.

“Great West” has the meaning specified in Section 5.10(a).

“Holdback Distribution Date” has the meaning specified in Section 2.6(c).

“Holdback Fund” has the meaning specified in Section 2.6(a).

“Indebtedness” means any item, except capital stock and surplus and reserves which are mere segregations of surplus, which would be included on the liability side of the balance sheet of the Company and the Company Subsidiaries as of the date as of which Indebtedness is to be determined, all in accordance with GAAP.

“Intellectual Property Rights” means (i) patents, patent applications, trademarks or service marks (whether registered or unregistered), trade mark or service mark applications, trade names, copyrights, computer software, mask works and (ii) all customer lists, and manufacturing and other secret processes and technologies and other confidential business information (the items identified in clause (ii) hereof, collectively, “Business Information”).

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Island Sellers” has the meaning specified in Section 7.7(b).

“Joinder Agreement” has the meaning specified in Section 5.11(b).

“Knowledge”--an individual will be deemed to have “Knowledge” of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person or, with respect to the Company, of Seller (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Law” includes any statute, law, ordinance, rule or regulation of a Governmental Authority.

“Leased Real Property” has the meaning specified in Section 3.12(b).

“LP Interests” has the meaning specified in the Recitals of this Agreement.

“Management Voting Agreement” has the meaning specified in Section 7.7(z).

“Material Adverse Change” or “Material Adverse Effect” means, when used in connection with a Person, any change, effect, event, occurrence or state of facts that, by itself or in conjunction with all other such changes, effects, events, occurrences or states of facts, whether or not arising in the Ordinary Course of Business, is, or reasonably would be expected to be, material and adverse to the financial condition (including working capital, earnings, and reserves), properties, assets, liabilities, business, prospects or operations of the Person’s business.

“Material Consents” has the meaning specified in Section 7.6.

“Material Contract” has the meaning specified in Section 3.14(a).

“Material Personal Property” has the meaning specified in Section 3.12(c).

“Material Customer” means one that accounted for more than five percent by value of the orders of the Company in either of the last two fiscal years.

“Material Supplier” means one that accounted for more than five percent by value of the orders of the Company for purchase of all its raw materials and other products essential to its operations in either of the last two fiscal years.

“Merger” has the meaning specified in the Recitals of this Agreement.

“Merger Documents” has the meaning specified in Section 7.8(b).

“MTS Agreement” means that that certain Stock Purchase Agreement by and among Company, MTS Acquisition Company, Inc., GEM Mobile Treatment Services, Inc. and Seller, dated August 17, 2009.

“Net Working Capital Deficiency Amount” has the meaning specified in Section 2.5(e).

“Nevada Law” means the Nevada Revised Statutes, including without limitation Section 78.565 thereunder.

“NewCo Shares” has the meaning specified in the Recitals of this Agreement.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means the certificate of incorporation or equivalent document (including, without limitation, a certificate of formation or equivalent document with respect to a limited partnership or limited liability company) and by-laws of a corporation or equivalent document for a Person that is not a corporation (including, without limitation, a partnership agreement with respect to a limited partnership or an operating agreement or equivalent document with respect to a limited liability company), and the corresponding documents of other business forms, and any amendment of any of the foregoing.

“Owned Real Property” has the meaning specified in Section 3.12(a).

“Paydown and Release Letter” has the meaning specified in Section 7.7(a)(i).

“Passarelli Judgment” means that stipulated judgment entered in Francis Passarelli v. General Environmental Management, Inc.; Timothy Koziol; John Brunkow; and Does, Case No. 07-CC-04029 in the Superior Court of California, County of Orange.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization or entity, trust, union, association or Governmental Authority.

“Proceeding” means any (i) action, suit or proceeding (whether civil, criminal, or administrative) commenced by any person and heard by or before any Governmental Authority or any arbitrator, or (ii) any investigation or hearing conducted by any Governmental Authority.

“Proposed Sale” has the meaning specified in Section 3.30(a).

“Proxy Statement” has the meaning specified in Section 3.28(b).

“Purchase Price” has the meaning specified in Section 2.2(a).

“Purchased Interests” has the meaning specified in the Recitals of this Agreement.

“Receivables” means accounts receivable, trade accounts, notes receivable, contract receivables, unbilled invoices and other receivables.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Contracts” has the meaning specified in Section 3.12(e).

“Related Person” means:

(a) with respect to a specified individual: (i) each other member of such individual’s family (related by blood or marriage to the second degree); (ii) any person that is directly or indirectly controlled by such individual or one or more members of such individual’s family; (iii) any person in which such individual or members of such individual’s family hold (individually or in the aggregate) a greater than 10% financial interest; and (iv) any person with respect to which such individual or one or more members of such individual’s family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

(b) With respect to a specified person other than an individual: (i) any person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified person; (ii) each person that serves as a director, officer, partner, executor, or trustee of such specified person (or in a similar capacity); (iii) any person with respect to which such specified person serves as a general partner or a trustee (or in a similar capacity); (iv) any person in which such specified person holds a greater than 10% financial interest; (v) any person that holds a greater than 10% financial interest in such specified person; and (vi) any Related Person of any individual described in clause (iv) or (v).

“Representative” means with respect to a particular person, any director, officer, employee, agent, consultant, advisor, or other authorized representative of such person, including legal counsel, accountants, and financial advisors.

“Retained Purchase Price” has the meaning specified in Section 2.2.

“Review Period” has the meaning specified in Section 2.5(b).

“Romic” has the meaning specified in Section 5.12.

“Romic Settlement” has the meaning specified in Section 5.12.

“Sale” has the meaning specified in Section 2.1.

“SEC” means the United States Securities and Exchange Commission, or any other Federal agency at the time administering the securities laws of the United States.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Board Recommendation” has the meaning specified in Section 3.5(b).

“Seller Group” means Seller, the Company, the Company Subsidiaries, and each other direct or indirect subsidiary of the Seller.

“Seller Stockholder Approval” has the meaning specified in Section 3.5(a).

“Seller Stockholder Meeting” has the meaning specified in Section 5.13.

“Statement of Objection” has the meaning specified in Section 2.5(c).

“Subs Equity” has the meaning specified in Section 3.4.

“Tax Affiliate” means each of the Company, the Company Subsidiaries, Seller, GEM NewCo and any other Person that is or was a member of an affiliated, combined or unitary group of which the Company is or was a member.

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, environmental, personal property, real property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Authority upon the Company, the Company Subsidiaries or any Tax Affiliate.  For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulation 1.1502-6 or comparable provisions of state, local or foreign Tax law) and including any liability for Taxes as a transferee or successor, by contract or otherwise.

“Tax Returns” means all returns, declarations, reports, estimates, information returns, elections, consents, notices, forms, documents and statements (including all schedules, exhibits and other attachments thereto) relating to any Taxes.

“Transfer” has the meaning specified in Section 7.7(o).

“Treasury Regulations” means the rules and regulations under the Code.

“Waste Water Acquisition” has the meaning specified in Section 7.7(d).

Section 1.2  Special Definitions Related To ERISA.

For the purposes of this Agreement, the following terms related to ERISA shall have the indicated meanings:

“401(k) Plan” has the meaning specified in Section 5.9.

“Benefit Plan” means any agreement, plan, arrangement, program, practice, or policy, written or oral, relating to current or former employees of the Company or of any ERISA Affiliate of the Company which is:

(i) an employee benefit plan within the meaning of Section 3(3) of ERISA (hereafter, an “Employee Benefit Plan”);

(ii) or a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (hereafter a “Multi-Employer Plan”); or

(iii) a compensation, bonus, non-qualified deferred compensation, stock purchase, stock option, stock bonus, stock appreciation, phantom stock, stock purchase, stock issuance, severance, perquisite, fringe benefit, health, welfare, life, disability or other benefit plan, fund, program, arrangement or practice which is not covered by clause (i) or (ii) above (including written or oral policies and practices related to vacation pay, holiday time, moving expense reimbursement programs, sick leave and salary reduction agreements, change-in-control agreements, and severance agreements).

(For purposes of this Agreement, “ERISA Benefit Plan” refers to plans or arrangements under clauses (i) and (ii) only, and “Benefit Plan” refers to plans or arrangements under clauses (i) - (iii).)

 “Employee Benefit Plan” – see “Benefit Plan” above.

“ERISA” means the United States Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means, with respect to the Company, any other entity that, together with the Company, would be treated as a single employer under Code § 414.

“ERISA Benefit Plan” – see “Benefit Plan” above.

“Multi-Employer Plan” – see “Benefit Plan” above.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Qualified Plan” means any Benefit Plan that meets or purports to meet the requirements of Code § 401(a).

“VFC Program” has the meaning specified in Section 5.9(b).

“Welfare Plan” has the meaning specified in Section 5.10.

Section 1.3  Special Definitions Related to Environmental Matters.

For purposes of this Agreement, the following terms related to environmental matters shall have the indicated meanings:

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(i) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(iii) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other person) and for any natural resource damages; or

(iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Environmental Law” means those Laws related to the protection of public health, worker safety, the Environment or the management of pollution or Hazardous Materials, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, and any similar  foreign, state, or local Laws.

“Environmental Site” means any of the properties or facilities now or formerly owned or leased by the Company, the former parent corporation of the Company, Seller, the Company Subsidiaries or any of their respective predecessors-in-interest.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

Section 1.4  Special Definitions Related to Indemnification.

“Buyer’s Indemnified Persons” means Buyer, its parent and other affiliated Persons (including, after the Closing, GEM LP, GEM NewCo and the Company Subsidiaries) and their respective directors, officers, employees, members, owners, stockholders, affiliates and Representatives.

“Indemnified Person” means any Person entitled to be indemnified under Article 9.

“Indemnifying Person” means any Person obligated to indemnify another person under Article 9.

“Losses” means all losses, liabilities, damages, fines, penalties, payments, Taxes and obligations, and all expenses related thereto.  Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or obligation is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

“Third Party Action” means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any Person believes it may be an Indemnified Person hereunder.

Section 1.5  Usage.

(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(d) For the purposes of this Agreement, including without limitation Article 3, Article 5, Article 7 and Article 9, in each case unless the context otherwise requires:

(i) following the effectiveness of the Joinder Agreement but prior to the effectiveness of the Merger, references to the Company shall be deemed to refer, and shall refer, to the Company, GEM NewCo and GEM LP; and

(ii) following the effectiveness of the Merger (A) references to the Company shall be deemed to refer, and shall refer, to GEM NewCo and GEM LP and (B) references to Company Shares shall be deemed to refer to NewCo Shares and LP Interests, as appropriate.

ARTICLE 2

PURCHASE AND SALE OF PURCHASED INTERESTS

Section 2.1  Purchase of Purchased Interests.

Subject to the provisions of this Agreement (including without limitation the prior effectiveness of the Merger), Seller agrees to sell, and Buyer agrees to purchase, at the Closing, the Purchased Interests, which Purchased Interests shall constitute at the Closing (i) 100% of the issued and outstanding capital stock of GEM NewCo and (ii) 100% of the issued and outstanding limited partner interests of GEM LP (collectively, the “Sale”).  Notwithstanding anything to the contrary contained in this Agreement, Buyer acknowledges and agrees that it shall not acquire, as a result of this Agreement or the transactions contemplated hereby, any rights, claims or interests in any royalties arising out of or relating to the MTS Agreement.

Section 2.2  Purchase Price and Payment.

(a) Subject to the terms and conditions of this Agreement, the Purchased Interests shall be purchased by Buyer at the Closing for an aggregate purchase price of $14,000,000 (the “Purchase Price”), less any adjustment as provided in Sections 2.5 and 2.6 hereof.

(b) In accordance with Section 2.2(a) and subject to Section 2.6 hereof, the Purchase Price shall be paid at the Closing in cash by certified or bank check or by wire transfer of funds; provided, however, that the Purchase Price will be reduced by a reasonable estimate by Buyer of the Net Working Capital Deficiency Amount, which amount (“Retained Purchase Price”) shall be retained by Buyer and will be subsequently paid to Seller if and as determined, and to the extent provided for and in accordance with Section 2.5 hereof.  To the extent payment is to be made by wire transfer of funds, Seller shall designate the account(s) into which such funds are to be wired, and the amounts to be deposited into each such account, in writing to Buyer at least three Business Days prior to the Closing.

Section 2.3  Instruments of Conveyance.

(a) Seller shall deliver to Buyer certificates for all the Purchased Interests owned by Seller, duly endorsed in blank for transfer, or with stock powers attached duly executed in blank, with all signatures guaranteed by a financial institution;

(b) Seller shall, in addition to any other documents to be delivered under other provisions of this Agreement, deliver:

(i) such other documents as may be required to effect a valid transfer of the Company Shares and Purchased Interests by Seller, free and clear of any and all Encumbrances;

(ii) such other documents as may be required elsewhere in this Agreement (including Articles 7 and 8 hereof) or may be reasonably requested by counsel to Buyer.

Such instruments of transfer (i) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (ii) shall be in form and substance satisfactory to counsel for Buyer, and (iii) shall effectively vest in Buyer good and marketable title to all the Company Shares and Purchased Interests, free and clear of all Encumbrances.

Section 2.4  Time and Place of Closing.

Subject to the terms and conditions of this Agreement, the closing of the purchase and sale provided for in this Agreement (herein called the “Closing”) shall be held at the offices of Buyer, at 10am CST, on March 1, 2010 or at such other place, date or time as may be fixed by mutual written agreement of the parties hereto (such time the “Effective Time”).

Section 2.5  Net Working Capital Adjustment of Purchase Price.

If and to the extent that the Closing Net Working Capital Amount, as calculated by Buyer in accordance with Exhibit 1.1(a), shall be less than $0, the Purchase Price otherwise payable hereunder pursuant to Section 2.2 hereof shall be subject to downward adjustment following the Closing Date in accordance with this Section 2.5.  For the avoidance of doubt and notwithstanding anything herein or elsewhere to the contrary, there shall be no upward adjustment to the Purchase Price otherwise payable hereunder pursuant to Section 2.2 hereof, whether in connection with this Section 2.5 or otherwise.

(a) If Buyer believes that the Closing Net Working Capital Amount is less than $0, Buyer shall as soon as reasonably practicable, but in no event later than 45 days after the Closing Date, deliver to Seller a schedule (the “Closing Net Working Capital Schedule”) which shall include Buyer’s calculation of the Closing Net Working Capital Amount.

(b) Upon receipt of Buyer’s calculation of the Closing Net Working Capital Amount, Seller shall be permitted during the succeeding forty-five (45) day period (the “Review Period”) full access at all reasonable times to the books and records of the Company as Seller may reasonably request for the purpose of reviewing Buyer’s calculation of the Closing Net Working Capital Amount.

(c) On or prior to the last day of the Review Period, Seller may object to Buyer’s calculation of the Closing Net Working Capital Amount by delivering to Buyer a written statement setting forth a reasonable basis for such objection (a “Statement of Objection”).  If Seller fails to deliver a Statement of Objections within the Review Period, Buyer’s calculation of the Closing Net Working Capital Amount shall be deemed to have been accepted by the parties hereto.  If Seller delivers a Statement of Objections within the Review Period, Seller and Buyer shall negotiate in good faith to resolve such objections, and, if the same are so resolved, the calculation of the Closing Net Working Capital Amount, with such changes to the Closing Net Working Capital Amount as have been agreed in writing by Seller and Buyer, shall be final and binding.

(d) If Seller and Buyer shall fail to reach an agreement with respect to the matters set forth in the Statement of Objection, then such matters shall, not later than fifteen (15) days after Seller or Buyer affirmatively terminated discussions in writing with respect to such Statement of Objection, be submitted for resolution to Buyer’s independent auditors.  The scope of work of Buyer’s independent auditors shall be limited to a review of the Closing Net Working Capital Schedule and the Statement of Objection.  The determination made by Buyer’s auditor shall be final, binding and conclusive on the parties hereto.  The fees and expenses of the auditor shall be borne equally by Buyer and Seller.

(e) If the Closing Net Working Capital Amount is less than $0 (hereinafter, the “Net Working Capital Deficiency Amount”), Buyer shall be entitled to withdraw and retain, and shall not be required to pay Seller, the Net Working Capital Deficiency Amount out of the Retained Purchase Price.  Any funds remaining in the Retained Purchase Price after such withdrawal shall be paid to Seller.  If the funds in the Retained Purchase Price are insufficient to satisfy the Net Working Capital Deficiency Amount due to Buyer, Seller shall pay Buyer the amount of such insufficiency by confirmed wire transfer within five (5) days after the Closing Net Working Capital Amount has become final and binding.

(f) The Closing Balance Sheet shall be prepared in accordance with GAAP, subject to Exhibit 1.1(a).  The same accounting principles, practices, procedures and policies that were used in preparing the Base Balance Sheet shall be used in preparing the Closing Balance Sheet, and the computational methods and assumptions used in preparing the Base Balance Sheet shall be used in the preparation of the Closing Balance Sheet and the calculation of the Closing Net Working Capital Amount, subject to Exhibit 1.1(a).

Section 2.6  Further Adjustment to Purchase Price.

The Purchase Price otherwise payable by Buyer to Seller at Closing shall be subject to further downward adjustment, as follows:

(a) Buyer shall withhold from the Purchase Price otherwise payable at Closing an amount of $575,000 (as such amount may be increased as provided below, the “Holdback Fund”) to be applied toward the indemnification obligations of Seller and the Company (but the Company prior to the Closing, if any) pursuant to Section 9.2 and Section 9.4 hereof; provided, however, Buyer shall be entitled to increase Holdback Fund by and withhold the following additional amounts from the Purchase Price immediately prior to the Effective Time:

(i) $311,000, if the CH Settlement is not entered into and consummated prior to such time;

(ii) $350,000, if the Romic Settlement is not entered into and consummated prior to such time; and

(iii) $220,000, if (x) Passarelli Judgment is not fully discharged and satisfied prior to such time or (y) all amounts outstanding in connection with or otherwise related to or arising from Passarelli Judgment are not paid in full or (z) a full and complete release by Passarelli of Company and Company Subsidiaries, in a form and substance acceptable to Buyer in its sole discretion, has not been signed and delivered to Buyer.

(b) Buyer shall withhold from the Purchase Price otherwise payable at Closing (1) $425,000 (the “Initial Tax Holdback Amount”) plus (2) the amount of estimated Tax liability set forth on the Deloitte Tax Closing Certificate in excess of the Initial Tax Holdback Amount (the “Additional Tax Holdback Amount” and with the Initial Tax Holdback Amount, the “Tax Holdback Amounts”).

(c) Subject to the terms and conditions of this Agreement, on the twelve (12) month anniversary of the Closing Date (the “Holdback Distribution Date”), Buyer shall remit to Seller any monies then remaining in the Holdback Fund, if any, after application of Section 9.6(c) and, if and to the extent applicable, Section 2.6(f).

(d) Notwithstanding Section 2.6(c), Buyer shall be entitled to retain and not pay to Seller on the Holdback Distribution Date any funds that are, in the reasonable estimate of Buyer, as of the Holdback Distribution Date covered by or the subject of a claim for indemnification hereunder by any of Buyer’s Indemnified Persons (any such funds, the “Disputed Amount”).

(e) The Disputed Amount shall be held by Buyer until the earlier of the following: (a) Buyer and Seller mutually agree in writing on the disposition of the Disputed Amount or (b) Buyer receives a certified copy of a final non-appealable judgment of a court of competent jurisdiction with respect to the Disputed Amount.  Not later than ten (10) Business Days after receipt by Buyer of such written agreement or judgment, Buyer shall retain and/or pay the funds in the Disputed Amount as required by such written agreement or judgment, as the case may be.

(f)            (i)  Subject to the terms and conditions of this Agreement, on the  receipt by Buyer of proof acceptable to Buyer in its sole discretion of the filing of Seller Group’s federal, state, and local income and franchise Tax Returns for the taxable period ending December 31, 2010, in each case prepared and signed by Deloitte, and the payment of Taxes shown as due thereon, Buyer shall remit to Seller the  Tax Holdback Amounts.

(ii)  Notwithstanding anything in this Section 2.6(f), Buyer shall be entitled to retain and not pay to Seller all or any portion of the Tax Holdback Amounts covered by or the subject of a claim for indemnification hereunder by any of Buyer’s Indemnified Persons (any such funds, the “Tax Disputed Amounts”).  The Tax Disputed Amounts shall be subject to the same procedures and conditions set forth in Section 2.6(e) as if such funds were a Disputed Amount; provided, however, that if Seller Group has not (a) filed its Tax Returns, in each case prepared and signed by Deloitte, for the taxable period ending December 31, 2010, by September 15, 2011, and (b) paid the amount of Taxes shown thereon,  Buyer shall irrevocably retain, and shall have no liability to Seller with respect to, the outstanding amounts of the Tax Holdback Amounts.  The parties hereto acknowledge and agree that the amounts so irrevocably retained represent a mutually agreed upon and reasonable estimation of the potential liabilities that Buyer may incur as a result of Seller’s failure to comply with its Tax obligations as contemplated hereunder and not a penalty.

(g) No adjustment pursuant to this Section 2.6 shall be duplicative of any adjustment to the Purchase Price as a result of Section 2.5 hereof.  Nothing in this Section 2.6 shall relieve Seller (and prior to the Closing, the Company) of any liability to Buyer for indemnification under this Agreement.

(h) To the extent such amounts are not included in the calculation of Closing Net Working Capital Amount as current liabilities, the Purchase Price shall be reduced on a dollar for dollar basis equal to the amount of correction, lost earnings and any applicable fees (attorney’s or otherwise), taxes, and penalties, in the event Seller, Company or any of the Company Subsidiaries, fails to perform any of the conditions to Closing specified in Section 5.9 (“ERISA Benefit Plan”), Section 5.10 (“Welfare Plan”), and Section 5.14 (“Payroll and Reimbursement”) hereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER.

The Company and Seller hereby jointly and severally represent and warrant to Buyer as follows:

Section 3.1  Organization and Qualification.

(a) Each of Seller, the Company and the Company Subsidiaries is a Person duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, as the case may be, with full power and authority to own, operate, or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.  The copies of the respective Organizational Documents of each of Seller, the Company and the Company Subsidiaries (other than Hazpak Environmental Services, Inc. and GEM 6 Acquisitions Corporation) are attached as Schedule 3.1(a), and are true, complete and correct.  None of Seller, the Company or the Company Subsidiaries is in violation of its respective Organizational Documents.

(b) Each of the Company and the Company Subsidiaries (other than Hazpak Environmental Services, Inc. and GEM 6 Acquisitions Corporation) is duly qualified to do business and in good standing as a foreign corporation in each of the jurisdictions identified on Schedule 3.1(b) and it is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction.

Section 3.2  Capitalization of Company.

(a) The authorized capital stock of the Company consists of (i) 2000 shares of Common Stock, $0.001 par value per share, of which 1000 shares are validly issued and outstanding, and (ii) 1000 shares of preferred stock, of which 0 shares are validly issued and outstanding.  The issuance of all of such issued and outstanding shares was duly authorized and all such shares are fully paid and nonassessable, were issued in compliance with applicable Federal and state securities laws, and were not issued in violation of any Person’s preemptive rights.  There are no shares of capital stock of the Company reserved for any purpose.

(b) There are no (i) outstanding or authorized subscriptions, warrants, options or other rights granted by the Company or Seller to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the capital stock of the Company, or which obligate or may obligate the Company to issue any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock, (ii) securities of the Company directly or indirectly convertible into or exchangeable for shares of capital stock of the Company, (iii) “phantom” stock, stock appreciation rights or agreements or similar rights or agreements which are intended to confer on any Person rights similar to any rights accruing to owners of capital stock, (iv) agreements relating to the voting of the Company’s capital stock, (v) restrictions on the transferability of the Company’s capital stock (by agreement, Organizational Documents, statute or otherwise), or (vi) other agreements among Seller or any other Person relating to the Company Shares.

Section 3.3  Title to Company Shares.

Seller is the record and beneficial owner of the Company Shares and, except as set forth on Schedule 3.3, is in possession of the certificates evidencing such ownership.  Seller does not own of record or beneficially any other shares of capital stock of the Company, or any rights of the type described in Section 3.2 (b).  The Company Shares will, upon their delivery at Closing by Seller to Buyer, (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) be free and clear of all Encumbrances, and (iii) constitute 100% of the issued and outstanding capital stock of the Company.

Section 3.4  Subsidiaries; Partnerships; Investments.

Except for the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries (a) own any subsidiaries, or (b) is a partner or participant in any joint venture or partnership of any kind with, or has an investment or an equity interest in, any Person. The Company is the sole record and beneficial owner of all of the capital stock and equity interest of each of the Company Subsidiaries (all such capital stock and equity interest, the “Subs Equity”). The Subs Equity will be at Closing: (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) free and clear of all Encumbrances.  There are no (i) outstanding or authorized subscriptions, warrants, options or other rights granted to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the Subs Equity, or which obligate or may obligate any of the Company Subsidiaries to issue any addition Subs Equity or any securities convertible into or evidencing the right to subscribe for any of the Subs Equity, (ii) securities of the Company Subsidiaries directly or indirectly convertible into or exchangeable for the Subs Equity, (iii) “phantom” stock, stock appreciation rights or agreements or similar rights or agreements which are intended to confer on any Person rights similar to any rights accruing to owners of the Subs Equity, (iv) agreements relating to the voting of the Subs Equity, (v) restrictions on the transferability of the Subs Equity (by agreement, Organizational Documents, statute or otherwise except as expressly set forth in such Organizational Documents), or (vi) other agreements among Seller, the Company or any other Person relating to the Subs Equity.

Section 3.5  Authorization of Transaction.

(a) The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within the corporate powers of Seller and, except for the required approval of Seller’s stockholders in connection with the consummation of the Sale, have been duly authorized by all necessary corporate action on the part of Seller.  The affirmative vote of stockholders holding capital stock of Seller entitling them to exercise at least a majority of the voting power of Seller (the “Seller Stockholder Approval”) is the only vote of the holders of any of Seller’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. The Agreement is, and upon the Closing each Ancillary Agreement to which Seller is a party will be, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(b) At a meeting duly called and held, Seller’s board of directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Seller’s stockholders, and declared the Sale and this Agreement to be advisable, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend Seller’s stockholders grant the Seller Stockholder Approval (such recommendation, the “Seller Board Recommendation”).

(c) The Company has the unrestricted and absolute power, authority and capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby.  All necessary action, corporate or otherwise, has been taken by the Company to authorize the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby.  The Agreement has been, and each Ancillary Agreement will be at the Closing, duly executed and delivered by the Company.  The Agreement is, and upon the Closing each Ancillary Agreement to which the Company is a party will be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 3.6  No Conflict of Transaction With Obligations and Laws.

(a) Neither the execution and delivery by Seller and the Company of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby and thereby, will: (i) constitute a breach or violation of any provision of the Organizational Documents of the Company or Seller, or any resolutions of the Company’s or Seller’s Board of Directors; (ii) except as set forth on Schedule 3.6, require the consent of any other party  under any loans, contracts, leases, permits, licenses and other agreements to which the Company or Seller or any of the Company Subsidiaries is a party or by which any of them is bound; (iii) constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which the Company or Seller or any of the Company Subsidiaries is a party, or give any other Person the right to accelerate any Indebtedness or terminate, modify or cancel any right; (iv) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which the Company or Seller or any of the Company Subsidiaries is a party or by which each of them or their respective assets are bound; (v) result in the creation of any Encumbrance upon any Company’s or the Company Subsidiaries capital stock or equity interest or any of the assets of the Company or the Company Subsidiaries; (vi) conflict with or result in a violation of any Court Order or Law, or give or any other Person, the right to exercise any remedy or obtain any relief under any Court Order or Law; or (vii) result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, suspend or otherwise modify, any Government Authorization.

(b) The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby by the Company and Seller do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any Governmental Authority.

Section 3.7  Books and Records; Internal Controls.

(a) The books of account of each of the Company and the Company Subsidiaries for the past three years have been maintained on a consistent basis and are complete and correct in all material respects.

(b) The Company has in place a system of control over financial reporting designed and effected by the Company’s management and board of directors to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP.

(c) Seller has delivered to Buyer copies of all documents which would be required to be delivered by its independent auditors to the audit committee of the Seller’s board of directors under Rule 2-07 of Regulation S-X of the SEC, including without limitation all auditor’s letters to management of Seller for 2007 and 2008.

Section 3.8  Financial Statements.

(a) Set forth on Schedule 3.8 are the following financial statements of the Company, audited or unaudited as indicated, all of which statements are complete and correct and fairly present the financial position of the Company and the Company Subsidiaries on the dates of such statements and the results of its operations for the periods covered thereby, subject in the case of interim financial statements to normal year-end adjustments.  All such statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and prior periods, except for the omission of footnotes otherwise required by GAAP in the case of interim financial statements:

(i) Balance sheets, statements of profit and loss, statements of changes in stockholders equity and statements of cash flow as of and for the fiscal years ended as of 2006, 2007, and 2008; and

(ii) Unaudited interim balance sheets, statements of profit and loss, statements of changes in stockholders equity and statements of cash flow for the six months ended June 30, 2009.

(b) The balance sheet dated September 30, 2009 (the “Base Balance Sheet Date”) included in the financial statements listed in paragraph (a) is sometimes referred to hereafter as the “Base Balance Sheet”.

Section 3.9  Absence of Undisclosed Liabilities.

Each of the Company and the Company Subsidiaries has no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to their Knowledge, Taxes to become due), except: (a) liabilities stated or adequately reserved against on the Base Balance Sheet, and (b) liabilities incurred since the Base Balance Sheet Date in the Ordinary Course of Business and none of which is a claim, as defined by GAAP, for breach of contract, breach of duty, breach of warranty, tort, or infringement of an intellectual property right.

Section 3.10  Conduct of Business; Absence of Certain Changes.

Since the Base Balance Sheet Date, except as may be necessary or, in Buyer’s sole discretion, desirable in connection with effecting the Merger, each of the Company and the Company Subsidiaries has conducted its business only in the Ordinary Course of Business and, whether or not in the Ordinary Course of Business, there has not been any Material Adverse Change with respect to the Company or any of the Company Subsidiaries.  In addition to the foregoing and without limiting the foregoing, since the Base Balance Sheet Date there has not been, in each case with respect to the company and the Company Subsidiaries, except as may be in Buyer’s sole discretion necessary or desirable in connection with effecting the Merger:

(a) any amendment to the Organizational Documents of the Company or any of the Company Subsidiaries;

(b) any contingent liability incurred by the Company or any of the Company Subsidiaries, as guarantor or otherwise, with respect to the obligations of others;

(c) except as listed on Schedule 3.10(c), to the Knowledge of Company and Seller, any Encumbrance placed on the Company Shares or any of the properties of the Company or any of the Company Subsidiaries;

(d) any obligation or liability incurred by the Company or any of the Company Subsidiaries other than obligations and liabilities incurred in the Ordinary Course of Business (none of which is a claim, as defined by GAAP, for breach of contract, breach of duty, breach of warranty, tort or infringement of an Intellectual Property Right);

(e) any sale or other disposition, or any agreement or other arrangement for the sale or other disposition, of any of the properties or assets of the Company or any of the Company Subsidiaries other than in the Ordinary Course of Business;

(f) any capital expenditure or commitment in excess of $5,000 with respect to any individual item, or in excess of $25,000 with respect to all such items;

(g) any lease or agreement to lease any assets with an annual rental in excess of $5,000 with respect to any individual item or in excess of $25,000 with respect to all such items;

(h) any damage, destruction or loss, whether or not covered by insurance, of any of the assets or business of the Company or any of the Company Subsidiaries;

(i) any (i) declaration, setting aside or payment of any dividend on, or (ii) the making of any other distribution in respect of, or (iii) any direct or indirect redemption, purchase or other acquisition by the Company of, the capital stock of the Company or the Subs Equity, or by the Company Subsidiaries of the Subs Equity;

(j) any issuance of any securities of the Company or any of the Company Subsidiaries;

(k) any labor trouble or claim of unfair labor practices involving the Company or any of the Company Subsidiaries;

(l) any obligation or liability incurred by the Company or any of the Company Subsidiaries to, or any loans or advances made by the Company or any of the Company Subsidiaries to, any of its officers, directors, members, affiliates, employees or stockholders, except normal compensation and expense allowances payable to officers;

(m) any change in (i) the compensation or other amounts payable or to become payable by the Company or any of the Company Subsidiaries to any of its officers, employees or agents; (ii) any bonus arrangements with any of such officers, employees or agents; (iii) any severance or termination arrangements; (iv) the terms of any employment agreement; or (v) the benefits payable under any Benefit Plan;

(n) any change with respect to the management or supervisory personnel of the Company or any of the Company Subsidiaries;

(o) any payment or discharge of a material Encumbrance or liability of the Company or any of the Company Subsidiaries which was not shown on the Base Balance Sheet or incurred in the Ordinary Course of Business thereafter;

(p) any write-downs or write-offs as uncollectible of any notes or accounts receivable in excess of allowance for doubtful accounts, except for write-downs or write-offs that are in the aggregate less than $10,000 incurred in the Ordinary Course of Business;

(q) any disposal, sale, assignment, license or lapse of any rights to the use of any Intellectual Property Right, or disclosure to any Person other than Buyer of any Business Information or other information not theretofore a matter of public knowledge other than pursuant to confidentiality agreements;

(r) any change in any method of accounting or accounting practice, whether or not such change was permitted by GAAP; or

(s) any agreement, whether in writing or otherwise, to take any action described in this Section 3.10.

Section 3.11  Taxes.

Except as listed on Schedule 3.11:

(a) Each of the Company, the Company Subsidiaries and any Tax Affiliate has (i) timely filed all Tax Returns required to be filed by it in respect of any Taxes, all of which were correct and complete in all respects; (ii) timely and properly paid all Taxes and; (iii) established on the Base Balance Sheet, in accordance with GAAP and consistent with past practices, reserves that are adequate for the payment of any Taxes not yet due and payable.

(b) The Company, the Company Subsidiaries and each of its Tax Affiliates has complied (and until the Closing Date will comply) in all respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049 of the Code, as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by Law, withheld from employee wages and any other payments and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over under applicable Law.

(c) All Taxes of the Company, the Company Subsidiaries and all Tax Affiliates that will be due and payable for any period ending on, ending on and including or ending prior to the Closing Date, will have been paid by or on behalf of the Company and the Company Subsidiaries or will be reflected, in a manner consistent with past practice, on the Company’s or the Company Subsidiaries’ books as an accrued Tax liability.

(d) There are no Encumbrances for Taxes upon the Company Shares or any assets of the Company, the Company Subsidiaries or any Tax Affiliate, except Encumbrances for Taxes not yet due.

(e) No deficiency for any Taxes has been proposed, asserted or assessed against the Company, the Company Subsidiaries or any Tax Affiliate that has not been resolved and paid in full.  No waiver, extension or comparable consent given by the Company, the Company Subsidiaries or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending.  With respect to the Company, the Company Subsidiaries or any Tax Affiliate, there has been no Tax audit or other administrative proceeding or court proceeding regarding any Taxes or Returns for any Tax year subsequent to the year ended December 31, 2003, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company, the Company Subsidiaries or any Tax Affiliate by any Governmental Authority regarding any such Tax, audit or other proceeding, nor is any such Tax audit or other proceeding threatened with regard to any Taxes or Tax Returns.  Neither the Company, the Company Subsidiaries nor any Tax Affiliate expects or anticipates the assessment of any additional Taxes on the Company or any Tax Affiliate or is aware of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company, the Company Subsidiaries or any Tax Affiliate which would exceed the estimated reserves established on its books and records.  No claim has ever been made by a Governmental Authority in a jurisdiction where the Company, the Company Subsidiaries, or any Tax Affiliate does not file any Return that the Company, the Company Subsidiaries or any Tax Affiliate is or may be subject to taxation.

(f) Schedule 3.11(f) lists all federal, state, local and foreign income Tax Returns filed with respect to any of the Company, the Company Subsidiaries or any Tax Affiliate for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit.

(g) Seller is the parent of an affiliated group of corporations which includes the Company, filing a consolidated income tax return for federal income tax purposes.

(h) None of the Company, the Company Subsidiaries or any Tax Affiliate has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(i) None of  the Company, the Company Subsidiaries or any Tax Affiliate has agreed or is required to include in income any adjustment by reason of a change in accounting method or otherwise under either Section 481(a) or Section 482 of the Code (or an analogous provision of Law).

(j) All transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) were reported by the Company, the Company Subsidiaries and each Tax Affiliate in a manner for which there is substantial authority or were adequately disclosed on the Tax Returns required in accordance with the Code and the Treasury Regulations.

(k) None of the Company, the Company Subsidiaries or any Tax Affiliate is a party to any Tax allocation or sharing agreement.

(l) The Company, the Company Subsidiaries and the Tax Affiliates have evidence of payment for all Taxes, charges, fees, levies or other assessments of a foreign country paid or accrued from the date of the formation of each of them, respectively.

(m) The Company, Seller, and Island Environmental Services, Inc. are, and at all times have been, corporations or associations taxable as corporations for United States income tax purposes.

(n) General Environmental Management of Rancho Cordova, LLC is, and at all times has been, an entity disregarded as separate from the Company for United States income tax purposes.

(o) As of December 31, 2008, the Company has federal net operating loss carry forwards of approximately $41.7 million.

(p) No interest in or of the Company or the Company Subsidiaries constitutes a United States real property interest, as defined in Section 897 of the Code.

(q) Neither the Company nor the Company Subsidiaries (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was the Company or Seller) or (ii) has liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Section 1.1502-6 of the Treasury Regulation (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(r) None of the Company and the Company Subsidiaries constitutes a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Purchased Interests.

(s) None of the Company, the Company Subsidiaries or any of its Tax Affiliates has engaged in any transaction that is subject to disclosure under present or former Treasury Regulation Sections 1.6011-4 or 1.6011-4T, as applicable.

Section 3.12  Property.

(a) Each of the Company or any of the Company Subsidiaries owns only the real property listed on Schedule 3.12(a), which Schedule identifies the Company or the applicable Company Subsidiary as the owner thereof, (collectively all real property set forth on Schedule 3.12(a), the “Owned Real Property”).

(b) Set forth on Schedule 3.12(b) is a listing of all leases under which the Company or any of the Company Subsidiaries leases real property, which Schedule identifies the Company or the applicable Company Subsidiary as the lessee thereunder, together with a description of such lease, (collectively all such leases set forth on Schedule 3.12(b), the “Leased Real Property”), the name of the landlord and a description of the significant terms of each lease.

(c) Set forth on Schedule 3.12(c) is a complete description of the machinery, equipment and other tangible personal property with an original cost in excess of $5,000 used or owned by the Company or any of the Company Subsidiaries, and a listing of all leases under which the Company or any of the Company Subsidiaries leases any personal property as of the date hereof requiring annual rental payments in excess of $5,000, which Schedule identifies with respect to each such property the Company or the applicable Company Subsidiary as the lessee or the owner, as the case may be, thereunder (collectively all such property set forth on Schedule 3.12(c), the “Material Personal Property”), together with a description of such property.  Schedule 3.12(c) lists all locations where Material Personal Property is located.

(d) The Real Property and Material Personal Property are reflected on the Base Balance Sheet or were purchased by the Company or any of the Company Subsidiaries since the Base Balance Sheet Date, and are sufficient to conduct the Company’s and the Company Subsidiaries’ business as currently conducted.

(e) True, correct and complete copies of all leases, notices of leases, subleases, rental agreements, contracts of sale, tenancies and licenses (and any amendments, modifications and renewals thereof) related to any of the Real Property or the Material Personal Property are attached to Schedule 3.12(e) (all such documents collectively, the “Real Property Contracts”).  All of the Real Property Contracts are valid, subsisting and enforceable against the other party thereto in accordance with their terms.  Each of the Company and the Company Subsidiaries is in full compliance with all terms and conditions of the Real Property Contracts to which it is a party and no event has occurred nor does any circumstance exist that (with or without notice or the passage of time or both) would constitute a breach of or default by any party under any Real Property Contract, and neither the Company nor any of the Company Subsidiaries or Seller has given or received notice of any alleged breach or default under any Real Property Contract.

(f) Except as set forth on Schedule 3.12(f) or on the Base Balance Sheet, (i) each of the Company and the Company Subsidiaries has good and marketable title in fee simple to all of its Owned Real Property and Material Personal Property, including, but not limited to, property described on said Schedule, and (ii) none of the Owned Real Property, the Company’s or the applicable Company Subsidiary’s interest in the Leased Real Property or Material Personal Property is subject to any Encumbrance (other than for Taxes not yet due and payable, and, with respect to the Owned Real Property, the Encumbrances listed on Schedule 3.12(f)) of any kind.

(g) No item of tangible personal property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. All tangible personal property used in the Company’s and the Company Subsidiaries’ business is in the possession of the Company or the applicable Company Subsidiary, as the case may be.

(h) Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications. All improvements are in compliance with all applicable Laws, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from patent defects. No part of any improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.

(i) All Real Property is supplied with utilities appropriate for operation of the facilities located thereon.  All water, waste disposal, sewer, gas, electric, telephone, drainage facilities and all other utilities are installed across public property or valid easements to the boundary lines of the Owned Real Property and are connected pursuant to valid permits.

(j) Each of the Company the Company Subsidiaries has obtained all licenses, permits, easements and rights of way, including without limitation, proof of dedication, required from all Government Authorities having jurisdiction over the Real Property or from private parties to assure vehicular and pedestrian ingress to and egress from the Real Property at all access points shown on the surveys for the Real Property attached to Schedule 3.12(e).

(k) The Real Property is in compliance with all applicable Laws.  There are no physical, structural, or mechanical defects in the Real Property or the structures located thereon, including without limitation in the plumbing, heating, sprinkler systems, air conditioning, roof, ventilation systems and electrical systems that would require a repair in excess of $100,000, or have the ability to endanger human health or safety or the environment, and, all such items are in good operating condition and repair, and no single repair in excess of $5,000 has been required to be made to the Real Property or to any of said systems since the Base Balance Sheet Date.

(l) There are no condemnation, environmental, zoning or other land use regulation proceedings, either instituted or, to the Knowledge of the Company, the Company Subsidiaries or Seller planned to be instituted, that would detrimentally affect the value of the Real Property or the use and operation of any of the Real Property for its intended purpose.

(m) There are no outstanding contracts made by the Company or the Company Subsidiaries for the construction or repair of any improvements to the Real Property that have not been fully paid for and Seller, the Company and the Company Subsidiaries shall cause to be discharged all mechanics’ or materialmen’s liens arising from any labor or materialmen furnished to the Real Property prior to the Closing.

(n) Neither the Company, any of the Company Subsidiaries or Seller has received any written notice from any insurance carrier of any defects or inadequacies in the Real Property, or in any portion thereof, that would adversely affect the insurability thereof or the cost of such insurance, or that requires corrective action.  There are no pending insurance claims related to the Real Property.

(o) There are no pending or, to the Knowledge of the Company, any of the Company Subsidiaries or Seller, threatened, Proceedings, or any claims or demands relating thereto, including without limitation tax appeals, affecting the Real Property or the Company’s or any of the Company Subsidiaries’ interest therein.

Section 3.13  Collectability of Receivables.

(a) All of the Receivables of the Company and the Company Subsidiaries are shown or reflected on the Base Balance Sheet as of the date thereof.  All of the Receivables of the Company and the Company Subsidiaries shown or reflected on the Base Balance Sheet, less a reserve for bad debts in the amount shown on the Base Balance Sheet, are, and those existing on the Closing Date will be (i) valid and enforceable claims, (ii) which arose out of transactions with unaffiliated parties (including without limitation CVC and its affiliates), (iii) except as set forth on Schedule 3.13(a), fully collectible within 90 days of after invoice date through normal means of collection, and (iv) subject to no set-off, defense or counterclaim.  Except as set forth on Schedule 3.13(a), none of the Receivables has at any time been placed for collection with any attorney, collection agency or similar Person.  The reserves for doubtful accounts and the values at which Receivables are accrued on the Base Balance Sheet are in accordance with GAAP applied on a basis consistent with prior financial statements of the Company and the Company Subsidiaries.  Since September 30, 2009 there has not been a material change in the Company’s or the Company Subsidiaries’ receivables’ aging practice.

(b) A complete and accurate list of each Receivable accrued on the Company’s the Company Subsidiaries books on September 30, 2009, which lists the name, age and amount thereof, has been delivered to Buyer and is attached as Schedule 3.13(b).  An accurate summary of the aging of the Company’s and the Company Subsidiaries Receivables on September 30, 2009  is attached as Schedule 3.13(b).

Section 3.14  Contracts and Commitments.

(a) Except for contracts, commitments, agreements and licenses described in Schedule 3.14(a), neither the Company nor any of the Company Subsidiaries is a party to or subject to any contract, commitment agreement or license (written or oral):

(i) for the purchase of any commodity, material, equipment or asset, except contracts or agreements (except for purchase orders in the ordinary course of business involving payments of less than $5,000 each);

(ii) creating any obligations of the Company or any of the Company Subsidiaries after the Base Balance Sheet Date which call for payments of more than $5,000  during any month for agreements without a fixed term or more than $5,000 over the term of the agreement for agreements with a fixed term;

(iii) providing for the purchase of all or substantially all of its requirements of a particular product or service from a supplier;

(iv) which by its terms does not terminate or is not terminable without premium or penalty by the Company or the applicable Company Subsidiary upon less than 90 days notice;

(v) for the sale or lease of its products or services not made in the Ordinary Course of Business;

(vi) with any sales agent or broker for the services of the Company or any of the Company Subsidiaries;

(vii) containing covenants limiting the freedom of the Company or any of the Company Subsidiaries to compete in any line of business or with any Person;

(viii) for a license or franchise (as licensor or licensee or franchisor or franchisee);

(ix) containing any non-competition or non-solicitation provision restricting the Company or any of the Company Subsidiaries or any of their respective employees or agents;

(x) with the United States Government; or

(xi) which is otherwise material to the assets or business of the Company or any of the Company Subsidiaries.

The contracts, commitments, agreements and licenses required to be listed on Schedule 3.14(a) are referred to as “Material Contracts”.

(b) With respect to each Material Contract, (i) each of the Material Contracts is valid, binding and enforceable against each of the Company or the applicable Company Subsidiary, as the case may be, and  against the other parties thereto; (ii) each of the Company or the applicable Company Subsidiary, as the case may be, is in full compliance with all terms and conditions of each Material Contract; (iii) no event has occurred or circumstance exists that (with or without notice or the passage of time or both) would constitute a breach of or default under such Material Contract by the Company or the applicable Company Subsidiary, as the case may be, or by the other party or parties thereto; and (iv) neither the Company nor the applicable Company Subsidiary, as the case may be, has given nor received notice of any alleged violation of or default under any such Material Contract.

(c) Neither the Company nor any of the Company Subsidiaries is a party to any contract or order for the sale of goods or the performance of services which, if performed by it in accordance with its terms, could only be performed by the Company or the applicable Company Subsidiary, as the case may be, with a negative gross profit margin or which has no reasonable likelihood of being performed within the time limits therein provided.

(d) Schedule 3.14(d) lists every Material Customer or Material Supplier of each of the Company and the Company Subsidiaries and the amount of business with that Material Customer or Material Supplier.  Since the Base Balance Sheet Date, neither the Company nor any of the Company subsidiaries has experienced any termination, cancellation, limitation or modification or change in any business relationship with any Material Supplier or Material Customer, nor has Seller, the Company or any of the Company Subsidiaries received notice of or otherwise has Knowledge that any such Material Customer or Material Supplier intends to cease, or materially reduce or change the terms of, doing business with the Company or any of the Company Subsidiaries or to terminate any agreement with the Company or any of the Company Subsidiaries.

Section 3.15  Labor and Employee Relations.

(a) Except as listed on Schedule 3.15(a), there are no currently effective consulting or employment agreements or other agreements with individual consultants or employees to which the Company or any of the Company Subsidiaries is a party or of which the Company or any of the Company Subsidiaries is a beneficiary (including noncompetition covenants).  Shown on Schedule 3.15(a) are the name and rate of compensation (including all bonus compensation and other remunerative payments of any kind) of each officer, employee or agent of the Company and the Company Subsidiaries.  Further, except as identified on Schedule 3.15(a) there are no employees on short-term or long-term disability, or other type of leave, including, but not limited to Family Medical Leave, Family Military Leave, or any similar state law or mandatory leave.

(b) None of the employees of the Company or any of the Company Subsidiaries is covered by any collective bargaining agreement with any trade or labor union, employees’ association or similar association.  No labor organization or group of employees has made a pending demand for recognition; there are no labor representation questions involving the Company or any of the Company Subsidiaries; and, to the Knowledge of the Company, any of the Company Subsidiaries or Seller, there is no organizing activity involving the Company or any of the Company Subsidiaries pending by any labor organization or group of employees.  There are no representation elections, arbitration proceedings, labor strikes, slowdowns or stoppages, material grievances, lockouts, or other labor troubles pending, or, to the Knowledge of the Company, any of the Company Subsidiaries or Seller, threatened, with respect to the employees of the Company or any of the Company Subsidiaries, nor has the Company or any of the Company Subsidiaries experienced any work stoppage or other material labor difficulty during the five years immediately preceding the date of this Agreement.

(c) Each of the Company and the Company Subsidiaries has complied in all respects with all applicable Laws relating to the employment of labor, including without limitation those relating to wages, hours, unfair labor practices, discrimination, civil rights, plant closings, immigration and the collection and payment of social security and similar taxes.

(d) Except as listed on Schedule 3.15(d), there are no complaints or charges against the Company or any of the Company Subsidiaries pending or, to the Knowledge of the Company, or any of the Company Subsidiaries or Seller, threatened, or any Proceeding commenced, before any Government Authority (including, without limitation, the Department of Labor, the National Labor Relations Board or the Equal Employment Opportunity Commission or any similar state or local agency, such as the California Department of Industrial Relations) by or on behalf of any employee or former employee of the Company or any of the Company Subsidiaries.

(e) Each of the Company and the Company Subsidiaries has paid in full (or made provisions for payment in full) to its employees, agents and contractors all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them.  Neither the Company nor any of the Company Subsidiaries has or will have at Closing any contingent liability for sick leave, vacation time, holiday pay, severance pay or similar items not set forth on the Base Balance Sheet.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not trigger any severance pay obligation under any contract or Law.

(f) There has not been any citation, fine or penalty imposed or asserted against the Company or any of the Company Subsidiaries under any foreign, federal, state or local law or regulations relating to employment, immigration or occupational safety matters.

Section 3.16  ERISA and Employee Benefits.

(a) Schedule 3.16(a) sets forth a brief description of every Benefit Plan maintained currently or contributed to at anytime in the last six years by Company or any ERISA Affiliate of the Company.  Except as set forth on Schedule 3.16(a), there are no Benefit Plans for which the Company or any of the Company Subsidiaries has any liability, either for funding, benefit payments, withdrawal or termination liability, or otherwise.  For any Benefit Plan for which a liability exists, the liability is identified on Schedule 3.16(a).

(b) There are no agreements or commitments of the Company or any ERISA Affiliate, whether or not legally binding, to create any additional Benefit Plan not listed on Schedule 3.16(a).

(c) With respect to each Benefit Plan required to be listed on Schedule 3.16(a), Seller has furnished to Buyer complete and accurate copies of each Benefit Plan, including all amendments thereto.  With respect to each ERISA Benefit Plan required to be listed on Schedule 3.16(a), Seller has also furnished the three most recent Form 5500s and the most recent IRS determination letter (if any), plan actuarial report, summary plan description, summary annual report and employee manual, as well as summaries of material modifications, material employee communications, and all reports of the Benefit Plan required by ERISA.  For each health plan offered to current or former employees, attached to Schedule 3.16(a) is a listing showing participants, coverage type, COBRA participants, beneficiaries and claims experience.  Seller has also furnished Buyer copies of any insurance contracts or trust agreements through which any ERISA Benefit Plan is funded, any custodial or investment contracts relating to assets or benefits under the Benefit Plan, any contracts relating to record keeping or administration for the Benefit Plan, and notice of any material adverse change occurring with respect to any Benefit Plan since the date of the most recently completed and filed annual report.  Further, Seller has furnished to Buyer the three most recent Form 990 filings (if any).

(d) With respect to each ERISA Benefit Plan required to be listed on Schedule 3.16(a):

(i) The value of the ERISA Benefit Plan’s assets equals or exceeds the total value of all vested and unvested employee benefits under such ERISA Benefit Plan, whether determined on an ongoing basis or termination basis;

(ii) there is no “accumulated funding deficiency” and no “prohibited transaction” has occurred (as such terms are defined in ERISA), and the funding method and actuarial assumptions are reasonable and acceptable under ERISA;

(iii) none of Seller, the Company or any of the Company Subsidiaries has incurred any liability to the Pension Benefit Guaranty Corporation with respect to the ERISA Benefit Plan;

(iv) any ERISA Benefit Plan meant to be a Qualified Plan meets all applicable requirements of Section 401(a) of the Code;

(v) the Company has properly and timely made all filings with Governmental Authorities (including the IRS and Department of Labor) with respect to ERISA Benefit Plans;

(vi) the Base Balance Sheet reflects all accrued but unpaid liabilities with respect to such ERISA Benefit Plans;

(vii) except as required by Section 5.9(f) or Section 7.7(r), there has been no termination or partial termination of any ERISA Benefit Plan; there has been no filing with the PBGC of an intent to terminate any ERISA Benefit Plan, nor has the PBGC instituted any proceedings to terminate any ERISA Benefit Plan; and neither the Company nor any ERISA Affiliate has received a notice of deficiency or liability or a demand for payment from, or incurred any liability to, the PBGC; and

(viii) if such ERISA Benefit Plan is a Multi-employer Plan to which the Company or any ERISA Affiliate has made contributions, there would be no withdrawal liability on or after the Closing Date under Title IV of ERISA if the Company or any ERISA Affiliate ceased to make contributions to that plan on the day of Closing;

(e) With respect to each Benefit Plan:

(i) except as listed on Schedule 3.16(e)(i), each Benefit Plan complies and has complied in the past, as to form and in operation, with the provisions of all applicable Laws, including without limitation ERISA and the Code, and specifically all requirements regarding discrimination, timely remittance of employer and employee contributions, notification, disclosure, and continuation coverage under ERISA and the Code; and no nonexempt “prohibited transaction” (as defined in Section 4975 of the Code or enumerated in Section 406(a) or (b) of ERISA) has occurred;

(ii) all required filings, reports, and notices to Governmental Authorities or to employees have been properly and timely made, and all such filings and employee disclosures required to be made within 30 days after Closing that are based in whole or in part upon the period prior to the Closing shall have been prepared and delivered to Buyer on or before the Closing;

(iii) no such Benefit Plan is currently under audit or investigation by any Governmental Authority and no correction procedures have been initiated or completed with the IRS for any ERISA Benefit Plan meant to be qualified under Section 401 of the Code or with the Department of Labor for any ERISA Benefit Plan;

(iv) there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against any of the Benefit Plans or against the assets of any Benefit Plan;

(v) except as listed on Schedule 3.16(e)(v), all premiums or amounts due in connection with any Benefit Plan, including without limitation premiums due the PBGC and premiums for life and health insurance and annuity contracts, stop-loss insurance policies, and any third party administrative expenses, have been paid in full when due and there are no such premiums or amounts due that are attributable to any period of time before the Closing that will not have been paid or accrued for on or before the Closing;

(vi) all reports and filings made pursuant to ERISA, including all Form 5500s and attachments, Form 990s, summary annual reports, and participant reports, and any other documents reasonably necessary to enable Buyer to perform its responsibilities with respect to any Benefit Plan subsequent to the Closing, are and shall be available to Buyer on and immediately after the Closing;

(vii) except as required by COBRA (Section 4980B of the Code) or the Family Medical Leave Act, no Benefit Plan provides health or other welfare benefits to retirees, former employees, or their family members.

(f) Except as required by COBRA or the Family Medical Leave Act, neither the Company nor any ERISA Affiliate has made any promises or incurred any obligation to provide any health or other welfare benefits to any retirees, former employees, or their family members.

(g) The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereunder:

(i) do not constitute a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code;

(ii) will not result in any obligation or liability of Buyer or the Company to any employee of the Company or any ERISA Affiliate or to the PBGC in respect of any Benefit Plan.

Section 3.17  Intellectual Property Rights.

(a) To the Knowledge of Company, and of the Company Subsidiaries or Seller, all rights of ownership of, or material licenses to use, Intellectual Property Rights held by the Company or any of the Company Subsidiaries are listed on Schedule 3.17(a).  There are no Intellectual Property Rights, other than those set forth on Schedule 3.17(a), necessary to, or regularly used in, the conduct of the business of the Company or any of the Company Subsidiaries as presently conducted or as presently proposed to be conducted.

(b) All of Company’s Intellectual Property Rights:

(i) in the case of patents or copyrights, have been duly registered, filed in, or issued by, the United States Patent and Trademark Office, United States Register of Copyrights, or the corresponding offices of other countries;

(ii) have been properly maintained and renewed in accordance with all applicable laws and regulations in the United States and such foreign countries;

(iii) in the case of copyrightable works of authorship, were developed and authored as original works of authorship either by full-time employees of the Company or any of the Company Subsidiaries within the normal scope of their duties as works for hire, or by third Persons as works for hire under an express written agreement so stating or under a written agreement expressly transferring and assigning all rights to the Company or any of the Company Subsidiaries;

(iv) in the case of patents or patent applications, have been duly assigned to the Company or any of the Company Subsidiaries and such assignment(s) have been recorded with the appropriate Governmental Authorities;

(v) are freely transferable (except as otherwise required by Law).

(vi) are owned exclusively by the Company or any of the Company Subsidiaries, free and clear of any licenses, sub-licenses or Encumbrances, such that no other Person has any right or interest in or license to use or right to license others to use any of the Intellectual Property Rights; and

(vii) are not subject to any outstanding Court Order.

(c) All licenses and other agreements pursuant to which any Intellectual Property Rights, including any computer software, are licensed to or used by the Company or any of the Company Subsidiaries are valid, binding and enforceable, and there does not exist under any such license or agreement a default or event or condition which, after notice or lapse of time or both, would constitute a default by any party thereto.

(d) No Proceeding to which the Company or any of the Company Subsidiaries is a party has been commenced which (i) challenges the rights of the Company or any of the Company Subsidiaries in respect of the Intellectual Property Rights listed on Schedule 3.17(a), or (ii) charges the Company or any of the Company Subsidiaries with infringement of any other Person’s Intellectual Property Rights.  To the Knowledge of the Company, or any of the Company Subsidiaries or Seller, no such Proceeding has been threatened, nor has any such Proceeding to which the Company or any of the Company Subsidiaries is not a party been filed or threatened to be filed.

(e) Neither the Company nor any of the Company Subsidiaries is infringing upon any Intellectual Property Rights of any other Person.  To the Knowledge of the Company, or any of the Company Subsidiaries or Seller, none of the Intellectual Property Rights listed on Schedule 3.17(a) is being infringed by any other Person.

(f) No director, officer, employee or stockholder of any of Seller, the Company, or any of the Company Subsidiaries, or any other Person owns, directly or indirectly, in whole or in part, any Intellectual Property right which the Company or any of the Company Subsidiaries has used, is presently using, or the use of which is reasonably necessary to its business as now conducted or presently contemplated to be conducted.

(g) In addition to the Intellectual Property Rights described above, each of the Company or the Company Subsidiaries, as the case may be, has the right to use, free and clear of any claims or rights of others, all Business Information (if any) required for or used in the provision of services to customers  by the Company or any of the Company Subsidiaries, including products licensed from others.

(h) Copies of all forms of confidentiality, nondisclosure and similar agreements related to Intellectual Property Rights to which the Company or any of the Company Subsidiaries is a party or which benefit the Company or any of the Company Subsidiaries are listed on Schedule 3.17(a) and all such agreements are valid, binding and enforceable against the parties thereto and there are no defaults or conditions which, after notice or lapse of time or both, would constitute a default by the Company or any of the Company Subsidiaries, or to the Knowledge of Company, or any of the Company Subsidiaries or Seller, by any party thereto.

Section 3.18  Environmental Matters.

(a) Except as listed on Schedule 3.18(a), to the Knowledge of the Company and Seller, any and all Hazardous Materials used or generated by each of the Company, the Company Subsidiaries or any of their respective predecessors-in-interest have always been and are being generated, used, stored, treated and disposed in compliance with all Environmental Laws.

(b) Except as disclosed in Schedule 3.18(b), to the Knowledge of the Company and Seller, each of the Company, the Company Subsidiaries, Seller, or any of their respective predecessors-in-interest does not and has not owned or leased any Environmental Sites.

(c) All Environmental Sites have at all times been, and remain in, compliance with all Environmental Laws.

(d) Except as set forth on Schedule 3.18(d), to the Knowledge of the Company and Seller, none of the Company, the Company Subsidiaries or any of their respective predecessors-in-interest has received or become subject to any claim, notice, complaint, Court Order, administrative order or request for information from any Government Authority or private party (i) alleging violation of, or asserting any exceedence or noncompliance with any Environmental Law, (ii) asserting potential liability, (iii) requesting information, or (iv) requesting investigation or clean-up of any Environmental Site under any Environmental Law.  Seller has provided Buyer with copies of all documents filed or received by or on behalf of the Company and the Company Subsidiaries pursuant to any Environmental Law.  None of the Company, the Company Subsidiaries or any of their respective predecessors-in-interest has been designated as a potentially responsible party by the United States Environmental Protection Agency or any other Governmental Authority with respect to any sites with which any of them may have had a direct or indirect involvement.

(e) No Hazardous Materials used or generated by the Company, the Company Subsidiaries or any of their respective predecessors-in-interest, have ever been, are being, or are intended to be or are threatened with being Released in, under or upon an Environmental Site or any land adjacent thereto.

(f) Except as disclosed in Schedule 3.18(f), to the Knowledge of Company and Seller, no Hazardous Materials have ever been shipped by or for the Company, the Company Subsidiaries or any of their respective predecessors-in-interest, to other sites or facilities for treatment, storage or disposal, and none of Seller, the Company, the Company Subsidiaries or any of their respective predecessors-in-interest has not received any notice that any sites or facilities to which any such wastes have been shipped or sent to are subject to or threatened to become subject to any governmental response action or clean up order.  Seller has made available to Buyer copies of all manifests, bills of lading and other receipts or evidence documenting disposal or recycling of Hazardous Materials and sales receipts of the process by-products relating to operations of the Company the Company Subsidiaries and any of their respective predecessors-in-interest.

(g) To the Knowledge of the Company and Seller, none of the Company, the Company Subsidiaries, any of their respective predecessors-in-interest or their respective former parent Persons has treated, stored, disposed of or recycled any Hazardous Materials on any Environmental Site nor has anyone else, treated, stored, disposed of or recycled any of the foregoing on any Environmental Site, other than in accordance with all Environmental Laws.

(h) To the Knowledge of the Company and Seller, all Hazardous Materials have been collected, managed, recycled, shipped and disposed by each of the Company, the Company Subsidiaries, their respective predecessors-in-interest or their respective former parent Persons in accordance with all Environmental Laws.

(i) There are no underground tanks or other storage facilities for Hazardous Materials located at any Environmental Site.  Copies of all notifications by or on behalf of the Company or any of the company Subsidiaries made to Federal, state or local authorities pursuant to Environmental Laws relating to underground storage tanks or other storage facilities have been provided to Buyer.

(j) All permits, authorizations or licenses necessary to operate the business at the Environmental Sites that are presently used in the business are valid and in full force and effect and copies of such permits have been provided to Buyer.

(k) There are no asbestos-containing materials, capacitors, transformers or other equipment or fixtures containing PCBs located at any Environmental Site.

(l) Neither the Company nor any of the Company Subsidiaries produces, purchases or uses in its products or services, or purchases or uses any material, part, component or subassembly incorporated into its products or services, containing any chemical or other material to which state packaging and/or disclosure laws apply.

(m) There are no Encumbrances under Environmental Laws on the Company Shares or any Environmental Site or any assets of the Company or any of Company Subsidiaries and no actions have been taken or are in process by any Governmental Authority which could subject any Environmental Site or any such assets to such an Encumbrance, and neither the Company nor any of the Company Subsidiaries would be required to place any notice or restriction relating to Hazardous Materials at any Environmental Site in any deed to such property.

(n) Seller has made available to Buyer (i) all environmental audits, assessments or studies (including Phase I and Phase II studies) within the possession of the Company, any of the Company Subsidiaries or Seller with respect or any Environmental Site and (ii) the results of sampling and analysis of any asbestos, air, soil, or water, including ground and surface water, undertaken with respect to any Environmental Site.

(o) Each of the Company and of the Company Subsidiaries is in compliance with all Federal and state worker safety laws and requirements, including, but not limited to requirements under the Occupational Safety and Health Act.

(p) Neither the Company nor Company Subsidiaries have had any involvement in the day to day operations of California Living Waters, Inc.

Section 3.19  Warranty or Other Claims.

(a) None of the Company, the Company Subsidiaries or Seller has Knowledge of any existing or threatened claims, or any facts upon which a claim is likely to be asserted, against the Company or any of the Company Subsidiaries for services or merchandise which are defective or fail to meet any service or product warranties.  No claim has been asserted against the Company or any of the Company Subsidiaries for material renegotiation or price redetermination of any business transaction, and neither the Company, any of the Company Subsidiaries or Seller has Knowledge of any facts upon which any such claim is likely to be asserted.

Section 3.20  Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Schedule 3.20(a):

(i) Each of the Company and the Company Subsidiaries is, and at all times since June 23, 2004 has been, in full compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company or any of the Company Subsidiaries of, or a failure on the part of the Company or any of the Company Subsidiaries to comply with, any Law, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) none of Seller, the Company or any of the Company Subsidiaries has received, at any time since June 23, 2004, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (B) any actual, alleged, possible, or potential obligation on the part of the Company or any of the Company Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 3.20(b) contains a complete and accurate list of each Governmental Authorization that is held by the Company and the Company Subsidiaries or that otherwise relates to the business of, or to any of the assets owned or used by, any of them. With respect to the Governmental Authorizations listed or required to be listed:

(i) each is valid and in full force and effect.

(ii) collectively, they constitute all of the Governmental Authorizations necessary to permit each of the Company and the Company Subsidiaries to lawfully conduct and operate its business in the manner currently conducted and to permit each of the Company and the Company Subsidiaries to own and use its assets in the manner in which it currently owns and uses such assets.

(iii) each of the Company and the Company Subsidiaries at all times since June 23, 2004 has been in full compliance with all of the terms and requirements of each Governmental Authorization;

(iv) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization required to be listed in Schedule 3.20(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization;

(v) except as listed on Schedule 3.20(b)(v), none of Seller, the Company or any of the Company Subsidiaries has received, at any time since June 23, 2004, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(vi) all applications required to have been filed for the renewal of the Governmental Authorizations required to be listed in Schedule 3.20(b) have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authority.

Section 3.21  Legal Proceedings; Court Orders.

(a) Except as listed on Schedule 3.21(a), there is no pending Proceeding:

(i) that has been commenced by or against the Company or any of the Company Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company or any of the Company Subsidiaries; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby and by the Ancillary Agreements.

Further, (A) to the Knowledge of Seller, any of the Company Subsidiaries or the Company, no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. There is no Court Order:

(iii) to which the Company or any of the Company Subsidiaries or any of the assets owned by the Company or any of the Company Subsidiaries or used by them is subject;

(iv) to which Seller is subject that relates to the business of the Company or any of the Company Subsidiaries, or any of the assets owned or used by the Company or any of the Company Subsidiaries; and

(v) to which any officer, director, agent, or employee of the Company or any of the Company Subsidiaries is subject that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or any of the Company Subsidiaries.

(b) To the extent that there are any Court Orders required to be listed on Schedule 3.21(a):

(i) each of the Company, the Company Subsidiaries and Seller is, and at all times since June 23, 2004 has been, in full compliance with all of the terms and requirements of each such Court Order;

(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such Court Order; and

(iii) none of Seller, the Company or any of the Company Subsidiaries has received, at any time since June 23, 2004, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any such Court Order.

Section 3.22  Borrowings and Guarantees.

Except as listed on Schedule 3.22, there are no agreements or undertakings pursuant to which the Company or any of the Company Subsidiaries (a) is borrowing or is entitled to borrow any money, (b) is lending or has committed itself to lend any money, or (c) is a guarantor or surety with respect to the obligations of any Person.

Section 3.23  Financial Service Relations and Powers of Attorney.

All of the arrangements which each of the Company or any of the Company Subsidiaries has with any bank depository institution or other financial services entity, whether or not in the Company’s or any of the Company Subsidiaries’ name, are completely and accurately described on Schedule 3.23, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the current balance as of the date reported, banking institution and Person or Persons authorized in respect thereof.  Neither the Company nor any of the Company Subsidiaries has any outstanding power of attorney or similar right granted or given to any Person by any of them.

Section 3.24  Insurance.

(a) Each of the Company and the Company Subsidiaries maintains (i) insurance on all of its property (including leased or owned) real or personal property that insures against loss or damage by fire or other casualty (including extended coverage) and (ii) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in its industry.

(b) Schedule 3.24(b) contains a complete and correct list of all policies of insurance maintained by or on behalf of the Company and any of the Company Subsidiaries (including insurance providing benefits for employees) in effect on the date hereof, together with complete and correct information with respect to the premiums, coverages, insurers, expiration dates, and deductibles in respect of such policies.  The policies listed on Schedule 3.24(b) are sufficient to enable the Company and the Company Subsidiaries to comply with all requirements of Law and all agreements to which any of them is subject, (ii) and, except as set forth on Schedule 3.24(b), will remain in full force and effect through the respective expiration dates of such policies without the payment of additional premiums, and (iii) except as set forth on Schedule 3.24(b),will not be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.  Schedule 3.24(b) also sets forth all other insurance policies in effect at any time during the three (3) year period ended December 31, 2009, under which the Company or any of the Company Subsidiaries may currently be entitled to give notice or otherwise assert a claim.

(c) Except for amounts deductible under the policies of insurance described on Schedule 3.24(b) or with respect to risks assumed as a self-insurer and described on such Schedule, neither the Company nor any of the Company Subsidiaries is, or has, at any time been subject to any liability as a self-insurer of its business or assets.

(d) Except as set forth on Schedule 3.24(d), there are no claims pending under any of said policies, or disputes with insurers, and all premiums due and payable thereunder have been paid, and all such policies are in full force and effect in accordance with their respective terms. Schedule 3.24(d) also sets forth the insurance claims expenses of the Company and the Company Subsidiaries since June 23, 2004.   Except as set forth on Schedule 3.24(d), no notice of cancellation or termination has been received with respect to any such policy and there is no basis upon which the insurance company would have the right to terminate any such policy during the policy term and no notice relating to non-renewal reduction of coverage or increase in premium has been received by the company with respect to any such policy.  Neither the Company nor any of the Company Subsidiaries has been refused any insurance with respect to assets or operations, nor has its coverage been limited by any insurance carrier with which it has applied for any such insurance or with which it has carried insurance.  None of the insurance carriers providing coverage to Company or any of the Company Subsidiaries are insolvent or otherwise unable to perform its obligations or pay any claims pursuant to any of the insurance policies maintained by the Company or any of the Company Subsidiaries.

(e) Except as listed on Schedule 3.24(e), neither the Company nor any of the Company Subsidiaries has any current or prior insurance policy which remains subject to a retrospective adjustment of the premiums payable thereunder.

(f) Each of the Company and the Company Subsidiaries is, and at all times has been, in full compliance with all customer contracts regarding type and amount of insurance.

Section 3.25  Finder’s Fee.

None of the Company, any of the Company Subsidiaries or Seller has incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

Section 3.26  Transactions With Related Parties.

(a) Except as listed on Schedule 3.26(a), no Seller or any Related Person of Seller or of the Company or of any of the Company Subsidiaries has, or within the last five years has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s or any of the Company Subsidiaries’ business.

(b) Except as listed on Schedule 3.26(d), no Seller or any Related Person of Seller or of the Company or of any of the Company Subsidiaries is, or within the last five years has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or any of the Company Subsidiaries, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company or any of the Company Subsidiaries, except for ownership of less than one percent of the outstanding capital stock of a Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market.

(c) Except as listed on Schedule 3.26(d), no Seller or any Related Person of Seller or of the Company or of or any of the Company Subsidiaries is a party to any Material Contract with, or has any claim or right against, the Company or any of the Company Subsidiaries.

(d) For the purposes of this Section 3.26, CVC and its affiliates shall be deemed to be “Related Persons”.  Notwithstanding the foregoing, except as set forth on Schedule 3.26(d), as of the date hereof neither the Company nor any Company Subsidiary is party to any agreement with CVC or any of its affiliates (any such agreement, a “CVC Related Party Agreement”).

Section 3.27  Absence of Sensitive Payments.

The Company has not, nor have any of the Company’s or any of the Company Subsidiaries’ directors, members, officers, agents, stockholders or employees or any other Person associated with or acting on behalf of the Company or any of the Company Subsidiaries:

(a) made or agreed to make any solicitations, contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such solicitation, contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any foreign jurisdiction or prohibited by the policy of the Company or of any of the Company Subsidiaries or of any of its suppliers or customers;

(b) established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

(c) made or agreed to make any contribution or expenditure, or reimbursed any political gift or contribution or expenditure made by any other Person to candidates for public office, whether national, regional or local (foreign or domestic) where such contributions were or would be a violation of applicable Law.

Section 3.28  Disclosure of Material Information.

(a) Neither this Agreement nor any Ancillary Agreement, the financial statements (including the footnotes thereto), any Schedule, any exhibit, document or certificate delivered by or on behalf of the Company, or any of the Company Subsidiaries or Seller pursuant hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading.  There is no fact which has a Material Adverse Effect on the Company or any of the Company Subsidiaries or its or their business or may in the future (so far as can now be reasonably foreseen), may have a Material Adverse Effect on the Company or its or their business which has not been specifically disclosed herein or in the Schedules hereto.

(b) The information included in the proxy statement, or any amendment or supplement thereto, to be sent by Seller to Seller stockholders in connection with the Sale and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, on the date the Proxy Statement is first mailed to the stockholders of Seller or at the time of the Seller Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Seller has properly and timely filed with the SEC all of the documents and filings required to be filed by Seller in connection with the Seller Stockholder Approval, the Waste Water Acquisition, and all of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.29  Copies of Documents.

True, complete and correct copies of any underlying documents listed or described in this Article 3 or any Schedules delivered pursuant to this Article, together with all amendments, renewals and modifications related thereto have been delivered to Buyer.

Section 3.30  Adequacy of Consideration.

(a) Seller conducted a formal sales process in a non-collusive, fair and good faith manner in connection with its desire to sell the Company and the Company Subsidiaries (the “Proposed Sale”).  Seller received competitive bids in connection with the Proposed Sale and Buyer’s bid was deemed by Seller to be the highest and best bid.

(b) This Agreement and the transactions contemplated hereby were negotiated, proposed and entered into by Seller, the Company and Buyer in good faith and without collusion.

(c) Seller adequately marketed the Proposed Sale and the consideration to be paid by Buyer under the terms and conditions of this Agreement (i) is fair and reasonable, (ii) represents the highest and best offer Seller received for the Company and the Company Subsidiaries; (iii) provides greater remuneration to Seller than would be provided by any other practical available alternative; and (iv) constitutes reasonably equivalent value and fair and reasonable consideration in exchange for the sale of the Company and the Company Subsidiaries.

Section 3.31  Representations and Warranties Regarding GEM NewCo and GEM LP.

At the time of effectiveness of the Merger and as of the Closing:

(a) GEM LP shall be a limited partnership duly organized, validly existing and in good standing under the Law of the state of Delaware and GEM NewCo shall be a corporation duly organized, validly existing and in good standing under the Law of the state of Delaware.  Each of GEM LP and GEM NewCo shall have full power and authority to own, operate, or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.  The true, complete and correct copies of the respective Organizational Documents of each of GEM LP and GEM NewCo shall be in the form attached hereto as Exhibit 3.31(a).  Neither of GEM LP and GEM NewCo shall be in violation of its respective Organizational Documents.

(b) Each of GEM LP and GEM NewCo shall be duly qualified to do business and in good standing as a foreign corporation in each of the jurisdictions identified on Schedule 3.31(b) and shall not be required to be licensed or qualified to conduct its business or own its property in any other jurisdiction.

(c) The authorized capital stock of GEM NewCo shall consist of (i) 100 shares of common stock, $0.01 par value per share, of which all 100 shares shall be validly issued and outstanding and held by Seller.  The issuance of all of such issued and outstanding shares shall have been duly authorized and all such shares shall be fully paid and nonassessable, issued in compliance with applicable Federal and state securities laws, and not issued in violation of any Person’s preemptive rights.  There shall be no shares of capital stock of GEM NewCo reserved for any purpose.

(d) There shall be no (i) outstanding or authorized subscriptions, warrants, options or other rights granted by GEM NewCo or Seller to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the capital stock of GEM NewCo, or which obligate or may obligate GEM NewCo to issue any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock, (ii) securities of GEM NewCo directly or indirectly convertible into or exchangeable for shares of capital stock of GEM NewCo, (iii) “phantom” stock, stock appreciation rights or agreements or similar rights or agreements which are intended to confer on any Person rights similar to any rights accruing to owners of capital stock, (iv) agreements relating to the voting of GEM NewCo’s capital stock, (v) restrictions on the transferability of GEM NewCo’s capital stock (by agreement, Organizational Documents, statute or otherwise), or (vi) other agreements among Seller or any other Person relating to the NewCo Shares.

(e) Seller shall be the record and beneficial owner of the NewCo Shares and shall be in possession of the certificate(s) evidencing such ownership.  Seller shall not own of record or beneficially any other shares of capital stock of NewCo, or any rights of the type described in Section 3.31(d).  The NewCo Shares shall, upon their delivery at Closing by Seller to Buyer, (i) be duly authorized, validly issued, fully paid and nonassessable, (ii) be free and clear of all Encumbrances, and (iii) constitute 100% of the issued and outstanding capital stock of NewCo.

(f) Seller shall be the only limited partner of, and the sole owner of a limited partner interest in, GEM LP and shall be in possession of the certificate evidencing such ownership, GEM NewCo shall be the sole general partner of GEM LP, which general partnership interest shall not represent an economic interest in GEM LP, and GEM LP’s Organizational Documents shall set forth such limited and general partner interests.  The LP Interests shall, upon their delivery at Closing by Seller to Buyer, be free and clear of all Encumbrances.  Together with the purchase and delivery of the NewCo Shares as provided for hereunder, the purchase and delivery of the LP Interests shall vest in Buyer 100% ownership and control of, and all partnership, economic and voting rights with respect to, GEM LP, free and clear of all Encumbrances.

(g) Each of GEM LP and GEM NewCo shall have the unrestricted and absolute power, authority and capacity to execute and deliver the Joinder Documents and the Merger Documents to which it is a party and any and all other documents required or contemplated by this Agreement (the “GEM LP/NewCo Documents”) and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, without limitation, to execute and deliver any documents and instruments, and to take any actions, necessary or, in Buyer’s sole discretion, desirable, to convey the Purchased Interests to Buyer as contemplated hereby and thereby.

(h) All necessary action, partnership, corporate or otherwise, shall have been taken by each of GEM LP and GEM NewCo to authorize the execution, delivery and performance of each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby.  Each of the Ancillary Agreements to which either of GEM LP and GEM NewCo is a party shall at the Closing be duly executed and delivered by each of GEM LP and GEM NewCo, as applicable.  The Ancillary Agreements to which either of GEM LP and GEM NewCo is a party shall at the Closing be legal, valid and binding obligations of each of GEM LP and GEM NewCo, as applicable, enforceable against each of them in accordance with their terms.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1  Organization of Buyer.

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, operate or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

Section 4.2  Authorization of Transaction.

Buyer has the full power and authority to execute, deliver and perform this Agreement, to perform its obligations hereunder, and to carry out the transactions contemplated hereby.  All necessary action, corporate or otherwise, has been taken by Buyer to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.  The Agreement has been duly executed and delivered by Buyer.  The Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

Section 4.3  No Conflict of Transaction With Obligations and Laws.

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, will: (i) constitute a breach or violation of any provision of the Organizational Documents of Buyer or any resolutions of Buyer’s Board of Directors; (ii) require the consent of any other party (other than a Governmental Authority) under any loans, contracts, leases, licenses and other agreements to which Buyer is a party or by which it is bound; (iii) constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which Buyer is a party, or give any other Person the right to accelerate any Indebtedness or terminate, modify or cancel  any right; (iv) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which Buyer is a party or by which it or its assets are bound; (v) result in the creation of any Encumbrance upon any Buyer capital stock or any of the assets of Buyer; (vi) conflict with or result in a violation of any Court Order or Law, or give to any other Person the right to exercise any remedy or obtain any relief under any Court Order or Law to which Buyer is subject or by which the properties or assets of Buyer are bound; or (vii) result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, suspend or otherwise modify, any Government Authorization of Buyer.

ARTICLE 5

COVENANTS OF THE COMPANY AND THE SELLER PRIOR TO CLOSING.

The Company and Seller hereby covenants and agrees with Buyer as follows:

Section 5.1  Access to Information.

From and after the date hereof, at reasonable times and upon reasonable notice to the Company, Buyer shall be entitled, through its employees, advisors and Representatives, to make such investigation of the assets, properties, facilities, personnel, business and operations of the Company and any of the Company Subsidiaries and the business of the Company and any of the Company Subsidiaries and, to make such examination of the books, records and financial condition of the Company and any of the Company Subsidiaries and the business of the Company and any of the Company Subsidiaries, as Buyer requests.  No investigation by Buyer shall diminish, obviate or constitute a waiver of, the enforcement of any of the representations, warranties, covenants or agreements of the Company or Seller under this Agreement or any of the Ancillary Agreements.  The Company and Seller shall furnish the Representatives of Buyer with all information and copies of documents concerning the affairs of the business of the Company and any of the Company Subsidiaries as such Representatives may request and shall cause the appropriate officers, employees, consultants, agents, accountants and attorneys of Seller to cooperate fully with such Representatives in connection with such review and examination and shall make full disclosure to Buyer of all material facts affecting the financial condition and business operations of the Company or any of the Company Subsidiaries.  Seller shall deliver at Closing an updated list of Receivables as of a date not more than three days prior to the Closing Date. Prior to the Closing, Seller shall cause the Company and the Company Subsidiaries to cooperate with Buyer to permit Buyer to enjoy the Company’s rating and benefits under the worker’s compensation laws and unemployment compensation laws of applicable jurisdictions, to the extent permitted by such laws.

Section 5.2  Affirmative Covenants with Respect to Ordinary Course of Business.

Between the date of this Agreement and the Closing, Seller will, and will cause each of the Company and the Company Subsidiaries to, do each of the following with respect to the Company and the Company Subsidiaries, except as may be necessary or, in Buyer’s sole discretion, desirable in connection with effecting the Merger:

(a) conduct each of the Company’s and the Company Subsidiaries’ business only in the Ordinary Course of Business;

(b) maintain its equipment and other assets in good working condition and repair, subject only to ordinary wear and tear;

(c) use best efforts to prevent any change with respect to its banking arrangements;

(d) use best efforts to keep intact its current business organization, to keep available its present officers, agents and employees and to preserve the goodwill of all suppliers, customers landlords, creditors, employees, agents and others having business relations with it;

(e) withhold or remit, with respect to all employees, all employment taxes;

(f) for Tax periods ending on or before the Closing Date where the due date for such Tax Returns (taking into account valid extensions of the respective due dates) falls on or before the Closing Date, prepare on a basis consistent with the Tax Returns of the Company and the Company Subsidiaries and provide Buyer with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax Return or election of the Company and the Company Subsidiaries at least ten days before filing such Tax Return or election; provided, however, that the Company and the Company Subsidiaries will not file any Tax Return or election or claim for refund or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes to which Buyer objects, within 10 Business Days thereof;

(g) have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in Schedule 3.24(b) or equivalent insurance with any substitute insurers approved by Buyer;

(h) perform all of its obligations under all contracts and other agreements relating to the Company and the Company Subsidiaries, including the discharge of all accounts payable of the Company or any of the Company Subsidiaries according to the terms and conditions of all invoices therefore, except when the amount thereof is being contested in good faith by appropriate Proceedings and with adequate reserves therefore being set aside on the books of the Company or the applicable Company Subsidiary, as the case may be;

(i) maintain true, correct and complete books of accounts and records relating to the business of the Company and the Company Subsidiaries;

(j) comply in all respects with all Laws applicable to the conduct of each of the Company’s and the Company Subsidiaries’ business or its properties or assets;

(k) promptly upon having Knowledge thereof, advise Buyer in writing of the termination or resignation of any key employee and the circumstances therefore;

(l) pay all Taxes imposed upon it or its income, profits or assets, or otherwise required to be paid by it;

(m) pay when due any liability or charge that if, unpaid, might become an Encumbrance upon the Company Shares or any of the Company’s or and the Company Subsidiaries’ assets;

(n) maintain each of the Government Authorizations, free and clear of all Encumbrances;

(o) use prudent practices in collection procedures in order to collect the Receivables so as not to jeopardize Buyer’s future customer relations; and

(p) discharge when due all compensation and benefits to any employee under all pay and compensation practices applicable to the business of the Company and of the Company Subsidiaries and under any employment agreements payable in the Ordinary Course of Business.

Section 5.3  Negative Covenants with Respect to Ordinary Course of Business.

Between the date of this Agreement and the Closing, Seller will, and will cause each of the Company and the Company Subsidiaries to, do the following with respect to the Company and the Company Subsidiaries, except as may be necessary or, in Buyer’s sole discretion, desirable in connection with effecting the Merger:

(a) refrain from making any purchase, sale or disposition of any asset or property other than in the Ordinary Course of Business, from purchasing any capital asset and from mortgaging, pledging or, subjecting to any Encumbrance any of its properties or assets;

(b) refrain from entering into any contract or commitment providing for payments in excess of $5,000 in any fiscal year, except in the Ordinary Course of Business after consultation with Buyer;

(c) refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except those that are usual and normal in the Ordinary Course of Business;

(d) refrain from entering into any material agreement or amending or terminating any material contract, agreement or license to which it is a party or waiving or releasing any material right or claim;

(e) refrain from making any change or incurring any obligation to make a change in the Organization Documents of each of Seller, the Company and the Company Subsidiaries, or its authorized or issued capital stock or any other of its securities or interests, including warrants and options and refrain from making any change or incurring any obligation to make a change in the Organization Documents of Seller;

(f) refrain from declaring, setting aside or paying any dividend or making any other distribution in respect of capital stock or any interests, or making any direct or indirect redemption, purchase or other acquisition of capital stock, of the Company or the Subs Equity;

(g) refrain from entering into any employment contract (other than as may be contemplated by this Agreement) or making any change in the compensation payable or to become payable to any of its officers, employees or agents;

(h) refrain from instituting, terminating, changing or making any representations, either oral or written, to increase or change any Benefit Plan or adopting any new Benefit Plan, other than as contemplated hereunder;

(i) refrain from making any change in accounting methods or practices;

(j) refrain from prepaying any loans from its stockholders, officers or directors (if any) or other Related Persons or making any change in its borrowing arrangements;

(k) refrain from merging, consolidating or reorganizing with, or acquiring, any Person;

(l) neither Seller nor the Company nor the Company Subsidiaries will (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes, (ii) amend any Return, (iii) settle or compromise any audit, assessment or litigation relating to Taxes or (iv) change any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of the last filed Tax Returns.

(m) refrain from taking any action or permitting the Company or any of the Company Subsidiaries to take any action which would cause any Governmental Authority to institute Proceedings regarding any of the Government Authorizations or take any other action which would result in the Company or any of the Company Subsidiaries being in noncompliance with the requirements of any Governmental Authority having jurisdiction thereof; and

(n) refrain from taking any action that is represented or warranted in Section 3.10 not to have been taken since the Base Balance Sheet Date, unless to do so would be inconsistent with the provisions of this Section 5.3 or Section 5.2.

Section 5.4  Governmental Permits and Approvals; Consents.

The Company and Seller shall use their best efforts to obtain promptly (i) all permits and approvals from any Governmental Authority required to be obtained for the lawful consummation of the Closing, and (ii) the letters contemplated by Section 7.10 from the lessors of the Leased Real Property.

Section 5.5  Assignment of Contracts.

To the extent that the terms of any contracts to which the Company or any of the Company Subsidiaries is a party (including the leases for Real Property) or any Governmental Authorizations require consent of another party due to the Merger or the sale of the Purchased Interests or otherwise in connection with the consummation of the transactions contemplated by this Agreement, Seller agrees to use, and cause the Company and the Company Subsidiaries to use, their best efforts to obtain the consent of such other party.

Section 5.6  Notification of Breach of Representations and Warranties.

Promptly upon the Company, any of the Company Subsidiaries or Seller having Knowledge thereof, Seller or Company shall advise Buyer in writing of (i) any Material Adverse Change with respect to Company or any of the Company Subsidiaries; (ii) any event, condition or circumstance occurring from the date hereof until the Closing Date that would constitute a violation or breach of any representation, warranty, covenant, agreement or provision contained in this Agreement (provided, however, that such disclosure shall not be deemed to cure any violation or breach of any such representation, warranty, covenant, agreement or provision), or (iii) any event, occurrence, transaction or other item that would have been required to be disclosed on the Schedules attached hereto, had such event, occurrence, transaction or item existed on the date hereof, and the Company and Seller shall use their best efforts to prevent or promptly remedy the same.

Section 5.7  Consummation of Agreement.

Seller shall use its best efforts to perform and fulfill, and to cause the Company and the Company Subsidiaries to perform and fulfill, all conditions (including, without limitation, each and every condition set forth in Article 7 below) and obligations on their part to be performed and fulfilled under this Agreement, including, without limitation, obtaining all necessary authorizations, consents or approvals, including those of the stockholders and Board of Directors of the Company.

Section 5.8  Exclusive Dealing.

(a) Until such time as  this Agreement is terminated in accordance with its terms, none of the Company, the Company Subsidiaries, and/or any of their respective directors, officers, employees, members, owners, partners or investors, Seller, or any of their respective Representatives (nor GEM NewCo nor GEM LP) will, directly or indirectly:  (i) encourage, solicit, initiate, engage (including by way of furnishing or disclosing information) or participate in any negotiations with any Person (other than Buyer) concerning any merger, consolidation or other business combination involving the Company, the Company Subsidiaries or acquisition of any portion of their respective assets or business, or encourage, solicit, initiate or entertain inquiries or proposals concerning, or which could reasonably be expected to lead to, any of the foregoing (an “Acquisition Transaction”); or (ii) negotiate or take any other action intended or designed to facilitate the efforts of any Person (other than Buyer) relating to a possible Acquisition Transaction; or (ii) enter into any arrangements, agreements or understanding requiring any of them to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

(b) Seller will immediately notify Buyer regarding any contact between the Company, the Company Subsidiaries, any of their respective directors, officers, employees, members, owners, partners or investors, Seller, or any of their respective Representatives and any other Person (including GEM NewCo and GEM LP) regarding any Acquisition Proposal or any related inquiry.

Section 5.9  ERISA Benefit Plan.

Prior to Closing, Seller will, and will cause each of the Company and the Company Subsidiaries to, do each of the following with respect to the General Environmental Management, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), or any other qualified plan within the meaning of Section 401(a) of the Code, that is or has been sponsored by the Company or any one of the Company Subsidiaries within the past six years; failure to comply with the provisions of this Section 5.9 will result in a Purchase Price reduction in accordance with Section 2.6 hereof:

(a) remit any and all employee deferrals due or accrued on or before the Closing that have been withheld from an employee’s pay but not transferred to the trustee of the 401(k) Plan;

(b) for the period January 1, 2009 through the date of the Closing, remit lost earnings and interest on any and all employee deferrals withheld but not transferred to the trustee of the 401(k) Plan within three (3) Business Days, such amount to be no less than the amount computed using the Department of Labor’s Voluntary Fiduciary Correction Program Lost Earnings Calculator (see 29 CFR 2560, 2570; the “VFC Program”);

(c) for the period January 1, 2007 through December 31, 2008, remit lost earnings and interest on any and all employee deferrals withheld but not transferred to the trustee of the 401(k) Plan within five (5) Business Days, such amount to be no less than the amount computed using the VFC Program;

(d) remit interest on any profit, if any, derived by Company’s and the Company Subsidiaries’ use of employee deferrals, as computed using the VFC Program;

(e) adopt, as necessary, corporate resolutions and plan amendments and take all other actions necessary to bring the 401(k) Plan into current compliance with applicable Law; and

(f) adopt corporate resolutions resolving to terminate the 401(k) Plan, such termination to be effective no later than one day prior to Closing.

(g) distribute to employees any communications required under applicable Law, including an explanation of remittance of late contributions and lost earnings and interest thereto.

Section 5.10  Welfare Plan.

On or prior to the Closing, Seller will, and will cause each of the Company and the Company Subsidiaries to, do each of the following with respect to the General Environmental Management, Inc. Welfare Benefits Plan (the “Welfare Plan”); failure to comply with the provisions of this Section 5.10 will result in a Purchase Price reduction in accordance with Section 2.6 hereof:

(a) remit any and all employee premiums due or accrued on or before the Closing that have been withheld but not transferred to the Welfare Plan Third Party Administrator – Great West Healthcare (“Great West”); and

(b) pay all outstanding benefit claims incurred but not paid as of the date of the Closing; and

(c) remit Seller’s share of Great West Administrative Service Only Fees (“ASO Fees”) due or accrued on or before the Closing; provided that in the month of Closing Seller, or any of its direct or indirect subsidiaries, shall pay Seller’s pro rata share of ASO Fees.

Section 5.11  Formation of GEM NewCo and GEM LP; Joinder; Merger

(a) Seller and the Company shall cause the formation of GEM NewCo and GEM LP as contemplated hereunder as soon as possible following the execution of this Agreement; provided, however that Seller and the Company shall not permit the applicable Organizational Documents of GEM NewCo and GEM LP to be filed with the Secretary of State of the State of Delaware without Buyer’s prior approval thereof.

(b) Seller shall cause GEM NewCo and GEM LP as soon as possible following the formation of GEM NewCo and GEM LP, and, in any event, no later than one (1) Business Day thereafter, to become a party hereto by executing a joinder agreement in the form attached hereto as Exhibit 5.11(b) (the “Joinder Agreement”).  As necessary prior to and on the Closing Date, Seller shall deliver updated disclosure schedules to Buyer to reflect that GEM NewCo and GEM LP will have, in connection with the Joinder Agreement, made the representations and warranties contained in Article 3 hereof jointly and severally with Seller and the Company, and that GEM Environmental Management, Inc. (a Delaware corporation) will have merged with and into GEM LP as of the effective time of the Merger.

(c) Seller shall effect the Merger as contemplated hereunder as soon as possible following the formation of GEM NewCo and GEM LP; provided, however that Seller shall not file the Merger Documents with the Secretary of State of the State of Delaware without Buyer’s prior approval thereof.

Section 5.12  Settlement of Proceedings

Seller shall use its best efforts to enter into and consummate (i) a final and binding settlement agreement with Romic Environmental Technologies Corp. (“Romic”) relating to the lawsuit brought by Romic against Seller, et al. (Case No. BC373769 in the Superior Court of the State of California, County of Los Angeles), which settlement agreement shall include a release in favor of the Company and the Company Subsidiaries, which release shall be in form and substance satisfactory to Buyer in its sole discretion (such settlement agreement and release, collectively, the “Romic Settlement”), and (ii) a final and binding settlement agreement with Clean Harbors Environmental Services, Inc. (“Clean Harbors”) relating to the lawsuit brought by Clean Harbors against the Company, et al. (Case No. 2009-CV-00355 in the Superior Court of the State of California, County of Norfolk), which settlement agreement shall include a release in favor of the Company and the Company Subsidiaries, which settlement agreement and release shall be in form and substance satisfactory to Buyer in its sole discretion (such settlement agreement and release, collectively, the “CH Settlement”).  Seller shall pay all amounts outstanding in connection with or otherwise related to or arising from Passarelli Judgment.

Section 5.13  Stockholder Meeting

Seller shall use best efforts in accordance with and subject to Nevada Law, its certificate of incorporation and bylaws to cause a meeting of its stockholders (the “Seller Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Sale. The Proxy Statement shall contain the recommendation of the Board of Directors of Seller that Seller’s stockholders approve and adopt this Agreement and the Sale. In connection with the Seller Stockholder Meeting, Seller shall (i) mail the Proxy Statement and all other proxy materials for such meeting to its stockholders as promptly as practicable after the execution of this Agreement, (ii) use best efforts to obtain Seller Stockholder Approval, (iii) use best efforts to promptly and fully respond and resolve all of the comments received from the SEC in connection therewith, and (iv) fully comply with Section 14 of the Exchange Act and all of the rules and regulations promulgated thereunder and otherwise comply with all legal requirements applicable to such meeting and the Proxy Statement. Without limiting the generality of the foregoing, unless this Agreement is otherwise terminated in accordance with the terms hereof, this Agreement and the Sale shall be submitted to Seller’s stockholders at the Seller Stockholder Meeting for the Seller Stockholder Approval.  Seller shall cause (i) the information included in the Proxy Statement not to, on the date the Proxy Statement is first mailed to the stockholders of Seller or at the time of the Seller Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Proxy Statement to include all financial statements, audited and unaudited, required by the Exchange Act, other applicable law and all of the all of the rules and regulations promulgated thereunder, (iii) such financial statements to be (x) true, complete and correct and fairly present the financial position of Persons covered thereby on the dates of such statements and the results of such Persons’ operations for the periods covered thereby, and on pro-forma basis to the extent required by the applicable law, and (y) prepared in accordance with GAAP consistently applied throughout the periods involved and prior periods.

Section 5.14  Payroll and Reimbursement

Prior to Closing, Seller will, and will cause each of the Company and the Company Subsidiaries to, do each of the following with respect to employee payroll amounts and reimbursement of approved reimbursable expenses; failure to comply with the provisions of this Section 5.14 will result in a Purchase Price reduction in accordance with Section 2.6 hereof:

(a) timely remit any and all employee payroll amounts due or accrued on or before the Closing in accordance with applicable Law; and

(b) pay or accrue all outstanding reimbursable business expenses incurred by employees but not paid as of the date of the Closing.

ARTICLE 6

COVENANTS OF BUYER PRIOR TO CLOSING

Buyer hereby covenants and agrees with Seller as follows:

Section 6.1  Governmental Permits and Approvals.

Buyer shall use its commercially reasonable efforts, with the reasonable assistance of Seller to the extent required to obtain such approvals, to obtain promptly all permits and approvals from any Governmental Authority required to be obtained by Buyer for the lawful consummation of the Closing.

Section 6.2  Consummation of Agreement.

Buyer shall use its commercially reasonable efforts to perform and fulfill all conditions set forth in Section 8.1 hereof.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF BUYER

The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the condition that, on or before the Closing, the actions required by and conditions set forth in this Article 7 shall have been accomplished and satisfied.

Section 7.1  Due Diligence Review.

(a) Buyer shall have completed a review of the assets and business of the Company and the Company Subsidiaries which is satisfactory to Buyer in its sole discretion in all respects.

(b) The Company, the Company Subsidiaries and Seller shall have made available to Buyer the opportunity to conduct a so-called “Phase I” study of each of the Company’s and the Company Subsidiaries’ Environmental Sites, and at the option of Buyer, in its sole discretion, to undertake one or more “Phase II” studies at one or more of the Company’s and the Company Subsidiaries’ Environmental Sites.  The results of the “Phase I” and “Phase II” studies shall be satisfactory to Buyer in its sole discretion in all respects.  The Company, the Company Subsidiaries and Seller shall make available the appropriate personnel necessary to allow Buyer and Buyer’s Representative to conduct such studies.

(c) The Company, the Company Subsidiaries and Seller shall have made available to Buyer the opportunity to obtain property condition reports for the Real Property and shall have delivered copies of all existing property condition reports for the Real Property to Buyer.  The results of the property condition reports shall be satisfactory to Buyer in its sole discretion in all respects.  The Company, the Company Subsidiaries and Seller shall make available the appropriate personnel necessary to allow Buyer and Buyer’s Representative to conduct such reports.

Section 7.2  Representations; Warranties; Covenants.

Each of the representations and warranties of the Company and Seller contained in Article 3 shall be true and correct as though made on and as of the Closing Date, and the Company and Seller shall, on or before the Closing have performed all of their obligations hereunder which by the terms hereof are to be performed by them on or before the Closing, including without limitation pursuant to Article 5 hereof. Seller shall have delivered to Buyer a certificate of Seller dated as of the Closing to the foregoing effect.  For the purpose of determining whether the representations and warranties are true and correct under this Section, any qualification of any representation or warranty by reference to the materiality of matters stated therein, and any limitations of such representations as being to the Knowledge of any Person, or words to similar effect, shall be disregarded.

Section 7.3  No Bankruptcy.

Neither Seller, the Company, GEM NewCo, GEM LP or any of the Company Subsidiaries shall (i) have commenced a voluntary Proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or substantially all of its property, or (ii) have an involuntary Proceeding commenced against it seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereinafter in effect or seeking the appointing of a trustee, receiver, liquidator, custodian or similar official of it or substantially all of its property, or (iii) have consented to any such relief or to the appointment of or taking possession by any such official against it, or (iv) have made a general assignment for the benefit of its creditors, or (v) have an attachment placed on any of its properties or assets.

Section 7.4  Absence of Certain Litigation.

There shall not be any (a) injunction, restraining order or other Court Order issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, (b) Proceeding by any Government Authority pending before any court or Governmental Authority, or threatened to be filed or initiated, wherein such complainant seeks the restraint or prohibition of the consummation of any material transaction contemplated by this Agreement or asserts the illegality thereof, or (c) Proceeding by a private party pending before any Governmental Authority, or threatened to be filed or initiated, which in opinion of counsel for Buyer is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby or the obtaining of an amount in payment (or indemnification) of material damages from or other material relief against any of the parties or against any directors or officers of Buyer, in connection with the consummation of any material transaction contemplated hereby.

Section 7.5  Resignations of Officers and Directors; Releases.

Seller shall have caused the Company and the Company Subsidiaries to deliver to Buyer, at least five Business Days prior to Closing:

(a) a complete and correct list of all of the officers and directors of the Company and the Company Subsidiaries, or persons performing similar functions, and written resignations effective as of the Effective Time in the form of Exhibit 7.5(a) of all such officers and directors, or persons performing similar functions.

(b) written releases effective as of the Effective Time in the form of Exhibit 7.5(b) hereto by Seller and each of the Persons whose resignation is required to be delivered by clause (a) hereof.

Section 7.6  Consents and Authorizations.

(a) Each of the third party consents identified on Schedule 7.6 hereto (the “Material Consents”) shall have been received and obtained, in each case in form and substance satisfactory to Buyer in its sole and absolute discretion.

(b) The Seller Stockholder Approval shall have been duly obtained in accordance with Nevada Law, the Exchange Act and any other applicable Law, in form and substance satisfactory to Buyer in its sole and absolute discretion.

Section 7.7  Certain Actions Completed.

At or prior to the Closing, the following actions shall have been completed and/or documents shall have been delivered, in each case in form and substance satisfactory to Buyer in its sole and absolute discretion:

(a) CVC.  All claims, demands, liabilities, and obligations of Company or the Company Subsidiaries (or of GEM NewCo or GEM LP) pursuant to, under, or in respect of the Amended and Restated Revolving Credit and Term Loan Agreement dated as of September 4, 2009 by and between CVC California, LLC (“CVC”) and Seller (as it may be amended from time to time) and the Collateral Agreement dated as of August 31, 2008 by and among CVC, the Seller and its subsidiaries (as it may be amended from time to time), including but not limited to Company and Company Subsidiaries (and GEM NewCo and GEM LP), together with the Convertible Term Note, the Revolving Credit Note, and the Warrant referenced therein, and any guaranties or pledges in respect thereof, shall have been fully terminated, discharged, released, and satisfied, and the Company Shares, Purchased Interests and all assets of the Company and the Company Subsidiaries (and GEM NewCo and GEM LP) shall be free and clear of Encumbrances held by CVC;

(i) As of the date hereof, CVC shall have executed and delivered to Seller and Buyer a letter in the form attached hereto as Exhibit 7.7(a)(i) (the “Paydown and Release Letter”), and shall have caused the other parties party thereto (other than Seller) to have executed and delivered the Paydown and Release Letter.  The Paydown and Release Letter shall have remained in full force and effect through the Effective Time;

(ii) As of the date hereof, CVC shall have executed and delivered to Seller and Buyer a support and voting agreement in the form attached hereto as Exhibit 7.7(a)(ii) (the “CVC Voting Agreement”), and shall have caused the other parties party thereto (other than Buyer) to have executed and delivered the CVC Voting Agreement.  The CVC Voting Agreement shall have remained in full force and effect through the Effective Time;

(iii) Notwithstanding the foregoing, Seller shall have provided evidence to Buyer that any and all CVC Related Party Agreements have been terminated.

(b) Any and all promissory notes in favor of Randy Costales, Gloria Costales, NCF Corporation, as Trustee, and/or NCF Charitable Trust (collectively, the “Island Sellers”)  shall have been assigned to and assumed by Seller, and each of the Island Sellers shall have executed releases in connection therewith in favor of the Company and the Company Subsidiaries;

(c) Any and all obligations of the Company or the Company Subsidiaries to Randy Costales pursuant to that certain Employment Agreement between Island Environmental Services, Inc. and Randy Costales dated August 31, 2008 shall have been assigned to and assumed by Seller and Mr. Costales shall have executed a release in connection therewith in favor of the Company and the Company Subsidiaries;

(d) In connection with Seller’s consummation of the purchase of California Living Waters, Incorporated (the “Waste Water Acquisition”), Seller shall have permitted Buyer to conduct diligence and inspection of California Living Waters, Incorporated, its subsidiaries and their respective business, assets and liabilities to the same extent as provided for in this Agreement with respect to the Company and the Company Subsidiaries, and Buyer shall have become satisfied that no liabilities or obligations of California Living Waters, Incorporated and its subsidiaries adversely affect the Company and the Company Subsidiaries;

(e) Any obligations of the Company or the Company Subsidiaries pursuant to  the MTS Agreement shall have been released, including, but not limited to those arising under the Revolving Credit Agreement, Purchase Money Note, and Subordinated Collateral Agreement ancillary to such stock purchase agreement, and the Company Shares, Purchased Interests and all assets of the Company and the Company Subsidiaries shall be free and clear of Encumbrances held by MTS Acquisition Company, Inc., GEM Mobile Treatment Services, Inc., Seller, and Back Nine LLC;

(f) Any obligations of the Company or Company Subsidiaries to Margaret Hoys or Juan Rivers, including without limitation for bonuses connected to any past or future Caltrans work, shall have been satisfied and/or assigned to and assumed by Seller, any such bonus agreements shall have been terminated and Ms. Hoys and Mr. Rivers shall each have executed a release in connection therewith in favor of the Company and the Company Subsidiaries;

(g) All personal property of the Company and the Company Subsidiaries, including but not limited to computer equipment and servers, and associated software, shall have been moved onto, and made fully functional at, the Real Property of the Company and the Company Subsidiaries, respectively, as designated by Buyer and at Seller’s cost;

(h) Any personal property of Seller shall have been moved off of the Real Property of the Company and the Company Subsidiaries, at Seller’s cost;

(i) That certain Patent License Agreement by and between Hydronics, LLC and Company dated March 30, 2007 shall have been assigned to and assumed by Seller;

(j) Each of the leases regarding the Real Property located at 2490 Pomona Blvd, Pomona, CA; 7821 S. 198th Street, Kent, WA; and 11--- White Rock Road, Rancho Cordova, CA shall have been validly assigned to the Company, and any associated landlord or other consents necessary or, in the Buyer’s discretion, desirable to effect such assignment shall have been obtained;

(k) The lease regarding the Leased Real Property at Temple Avenue, Pomona, shall have been assigned to and assumed by Seller and a release in connection therewith shall have been executed in favor of the Company and the Company Subsidiaries;

(l) Each of Ray Earley, William Mitzel, Keith Kantenwein, Brett Clark, Danae Fahey, Cecille Sebastian, and Timothy Koziol shall have been terminated from the employment of the Company and/or the Company Subsidiaries, as appropriate, and each such person shall have executed a release in connection therewith in favor of the Company and the Company Subsidiaries;

(m) Seller shall have caused the Company and the Company Subsidiaries to provide Buyer with completed I-9 forms and attachments with respect to all Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement;

(n) Seller shall have caused all tax sharing agreements between Seller, on the one hand, and the Company and the Company Subsidiaries, on the other hand, to be terminated as of the Closing;

(o) All shares and any securities convertible into shares of each of Hazpak Environmental Services, Inc. and GEM 6 Acquisitions Corporation shall have been transferred from the Company and/or the Company Subsidiaries, as appropriate, to Seller (collectively, the “Transfer”);

(p) The Company shall have paid or accrued for bonuses to its employees on account of the Company’s performance in fiscal periods ending prior to the Closing Date consistent with past practices;

(q) All software licenses applicable to Enviroware software shall have been assigned from Seller to, and assumed by, the Company;

(r) Seller shall have caused the Company and the Company Subsidiaries to deliver an executed Board resolution terminating the 401(k) Plan effective no later than the day prior to Closing, and the 401(k) plan shall have been terminated;

(s) Seller shall have provided Buyer adequate evidence that its employee medical insurance coverage provided by Great West was continually in effect from November 1, 2008  through and including the Closing Date, notwithstanding any amounts due or payable to Great West during or for such period, and that no claim under such insurance will be denied on the grounds that such insurance was not in effect due to the existence of any amounts due or payable to Great West during or for such period;

(t) Any long-term debt of the Company, the Company Subsidiaries, GEM NewCo and GEM LP, other than those capitalized leases set forth on Schedule 7.7(t), shall have been assigned to and assumed by Seller and a release in connection therewith in favor of the Company and the Company Subsidiaries shall have been executed and delivered to the Company;

(u) Seller shall provide evidence that the covenants set forth in each of Sections 5.9(a) through 5.9(g), Sections 5.10(a) through 5.10(c), and Sections 5.14(a) and (b) of this Agreement have been satisfied;

(v) Seller shall have (i) entered into and consummated the Romic Settlement and CH Settlement and (ii) satisfied and discharged in full Passarelli Judgment and paid all amounts outstanding in connection with or otherwise related to or arising from Passarelli Judgment, or a release by Passarelli in favor of Company and Company Subsidiaries, in a form and substance acceptable to Buyer in its sole discretion, has not been signed and delivered to Buyer;

(w) Buyer’s lenders and agent under its credit facility shall have consented in writing to the consummation of the transactions contemplated hereby and shall have waived any defaults or events of default in connection therewith;

(x) Seller shall have provided a true, accurate and complete stock ledger, certified by an authorized officer of Seller, of the Company, which stock ledger shall detail all transactions involving the capital stock of the Company from the date of its incorporation through the Closing Date;

(y)  Any obligations of the Company or the Company Subsidiaries to Samson Tug and Heritage Environmental Services, Inc., for services provided; to Bill Mitzel, Brett Clark, Cecille Sebastian, Keith Kantenwein as reimbursement of expenses incurred or advanced on behalf of the Company or Company Subsidiaries; or to Bohm, Matsen, PACT Law Inc., or Patrick Rick Lund for professional services provided, shall have been assigned to and assumed by Seller, and releases in favor of Company and Company Subsidiaries shall have been received;

(z) As of the date hereof, Seller shall have executed and delivered  to Buyer of a support and voting agreement in the form attached hereto as Exhibit 7.7(z) (the “Management Voting Agreement”), and shall have caused the other parties party thereto (other than Buyer) to have executed and delivered the Management Voting Agreement.  The Management Voting Agreement shall have remained in full force and effect through the Effective Time; and

(aa) Seller shall have caused either a renewal of the following insurance policies (such policies the “Insurance Policies”), or procured equivalent coverage from equivalent carriers, for a period of at least 1 year following the expiration thereof:

-  Directors and Officers insurance, National Union Fire Ins. Policy number 15715988,
-  Directors and Officers with RSUI Indemnity Company, policy number NRS632095;
-  Employment Practices Liability, with Admiral Insurance Company, policy number 4870636; and
-  Fiduciary, Executive Risk Indemnity Inc., policy number 68043959.

Section 7.8  Formation of GEM LP and GEM NewCo; Merger.

(a) Seller and the Company shall have caused the formation of GEM NewCo and GEM LP as contemplated hereunder.  Each of GEM NewCo and GEM LP shall have executed and delivered to Buyer a Joinder Agreement.  The Organizational Documents of each of GEM LP and GEM NewCo, as certified by the Secretary of State of the State of Delaware to the extent applicable, shall be in the forms attached hereto as Exhibit 3.31(a) as of the effectiveness of the Merger and as of the Closing Date.

(b) The Company and Seller shall have caused the Merger to have become effective and shall have delivered true, correct and complete copies of the filings with the Secretary of State of the State of Delaware effecting the Merger, certified by the Secretary of State of the State of Delaware (the “Merger Documents”), to Buyer no later than 5:00 p.m. (New York, New York time) on the date of effectiveness of the Merger.  The Merger and the Merger Documents shall in form and substance satisfactory to Buyer in all respects.

(c) The representations and warranties contained in Section 3.31 shall be true and correct in all respects.

(d) The Merger shall constitute the adoption of a plan of complete liquidation pursuant to Sections 332 and 337 of the Code.  Following the Merger, Seller shall be the Company’s successor for income tax purposes.  Following the Closing, Seller shall not take any position inconsistent with and shall make such Tax Return filings or elections consistent with such characterization.  Seller and Buyer acknowledge that the Merger is intended to be a nontaxable transaction for federal income tax purposes pursuant to Sections 332 and 337 of the Code.

Section 7.9  Execution of Instruments of Conveyance and Additional Documents.

The Company and Seller shall have caused the following documents to be delivered (or tendered subject only to Closing) to Buyer, in each case in form and substance satisfactory to Buyer in its sole discretion:

(a) each of the documents and instruments required by Section 2.3; and

(b) written releases and terminations, including without limitation UCC-3 amendments, from all applicable Persons in form and substance satisfactory to Buyer in its sole and absolute discretion of all Encumbrances on (i) the Company Shares and the Purchased Interests and (ii) all of the respective assets and properties of the Company (including, without limitation, the Subs Equity); and

(c) any other document or instrument necessary or, in Buyer’s sole discretion, desirable, to effect or evidence the consummation of the transactions contemplated hereby.

Section 7.10  Real Estate Matters.

(a) For each parcel of Owned Real Property, Buyer shall have received recordable releases in form and substance acceptable to Buyer in its sole discretion of each Encumbrance of record to the extent such Encumbrance is unacceptable to Buyer in its sole discretion.

(b) For each parcel of Leased Real Property, Buyer shall have received a Consent to Assignment of Lease and landlord’s estoppel certificate from the landlord in form and substance satisfactory to Buyer in its sole discretion.

(c) Buyer shall have received unconditional and binding commitments to issue policies of title insurance in the name of Buyer as well as the Company or the Company Subsidiaries, as the case may be, dated the Closing Date, in an aggregate amount equal to the amount of the Purchase Price allocated by Buyer to the Owned Real Property, deleting all requirements listed in ALTA Schedule B-1, deleting or insuring over material title objections, and otherwise in form and substance satisfactory to Buyer in its sole discretion insuring Buyer’s interest in each parcel of Owned Real Property or interest therein and providing Buyer with a non-imputation endorsement and such other endorsements as Buyer may request.  Each of Seller, the Company and the Company Subsidiaries shall have provided all affidavits necessary to issue policies of title insurance in the form required hereunder.

Section 7.11  Closing Certificate of Company and Seller.

The Company and Seller shall have delivered one or more certificates of the Persons indicated below dated as of the Closing, as follows, in each case in form and substance satisfactory to Buyer in its sole discretion:

(a) the Organizational Documents of the Company, GEM NewCo, and the Company Subsidiaries, and all amendments thereto, duly certified as of a recent date by the Secretary of State of Delaware;

(b) a certificate of the Secretary of the Company certifying, as to:

(i) the absence of any changes to the documents listed in Section 7.11(a) since the time of the certificate of public official, and as to the Organizational Documents of the Company;

(ii) certifying and attaching all requisite resolutions or actions of the Seller’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) certifying to the incumbency and signatures of the officers of the Company and Seller executing this Agreement and any other document relating to the contemplated transactions.

(c) Certificates dated as of a date not earlier than the third Business Day prior to the Closing as to the good standing of the Company and the Company Subsidiaries and payment of all applicable Taxes by the Company and the Company Subsidiaries, executed by the appropriate officials of the State of California and each jurisdiction in which each of the Company and the Company Subsidiaries is licensed or qualified to do business as a foreign corporation as specified in Section 3.1.

(d) Certificates of the chief executive and chief financial officer of the Company and of Seller to the effect that each of the conditions specified in Article 7, other than Section 7.1 and Section 7.7(d) has been satisfied.

(e) At the Closing, Seller shall have delivered to Buyer, in form acceptable to Buyer, a duly executed FIRPTA statement for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445 2(b)(2) with respect to the transactions under this Agreement.

(f) At the Closing, Seller shall have delivered to Buyer the Deloitte Tax Closing Certificate.

Section 7.12  Opinion of Seller’s Counsel.

(a) At the Closing, Buyer shall have received from counsel for Seller and the Company, an opinion dated as of the Closing, substantially in the form set forth as Exhibit 7.12 hereto and in form and substance satisfactory to Buyer in its sole discretion.

(b) In rendering the foregoing opinion such counsel may state their opinions on specific matters of fact to the best of their knowledge and, to the extent they deem such reliance proper, may rely on (i) certificates of public officials, (ii) certificates, in form and substance satisfactory to Buyer and its counsel, of officers of the Company or its affiliates or Seller, and (iii) an opinion or opinions of other counsel satisfactory to Buyer and its counsel, which opinions are in form and substance satisfactory to Buyer and its counsel.  In the event such counsel for Seller relies upon any such certificate or opinion, a counterpart of each thereof shall have been delivered to Buyer and its counsel.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF SELLER

The obligation of Seller to consummate this Agreement and the transactions contemplated hereby are subject to the condition that, on or before the Closing, the actions required by this Article 8 will have been accomplished and satisfied.

Section 8.1  Representations; Warranties; Covenants.

Each of the representations and warranties of Buyer contained in Article 4 shall be true and correct in all respects as though made on and as of the Closing Date and Buyer shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed by it on or before the Closing.  Buyer shall have delivered to Seller a certificate of Buyer dated as of the Closing to the foregoing effect.

Section 8.2  Absence of Certain Litigation.

There shall not be any injunction, restraining order or other Court Order issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided.

ARTICLE 9

INDEMNIFICATION

Section 9.1  Survival; Right To Indemnification Not Affected By Knowledge or Materiality.

(a) All representations, warranties, covenants, and obligations in this Agreement, the schedules attached hereto, any supplements to such schedules provided after the date of execution of this Agreement, the certificates, agreements and documents delivered at Closing pursuant to Article 7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing, provided, however, that after the Closing, the joint and several representations and warranties of the Company and Seller set forth in Article 3 shall be deemed to have been made solely by Seller and not by the Company.

(b) The right to indemnification for Losses or other remedy based on breach of the  representations, warranties, covenants, and obligations set forth in this Agreement will not be affected by any investigation conducted, or any Knowledge acquired (or capable of being acquired) by the Person to whom such representations, warranties, covenants, or obligations run as to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation,  whether before or after the execution and delivery of this Agreement or the Closing Date.

(c) The waiver by any party of a condition to Closing which is based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect that or any other Person’s right to indemnification of Losses hereunder or other remedy.

(d) For the purpose of determining indemnity obligations under this Article 9, any qualification of any representation or warranty by reference to the materiality of matters stated therein, and any limitations of such representations as being to the Knowledge of any Person, or words to similar effect, shall be disregarded.

Section 9.2  Indemnification By Seller.

Seller and the Company (but the Company only prior to the Closing, if any), jointly and severally, shall defend, indemnify and hold harmless Buyer’s Indemnified Persons from and against (A) all Losses directly or indirectly incurred by any of them, or (B) all Losses imposed or sought to be imposed upon them, whether resulting from any Third Party Action that it is instituted or threatened against any of Buyer’s Indemnified Persons or otherwise (in each case whether or not caused by negligence or willful act) resulting from or arising out of:

(i) any breach of any of the representations or warranties made by Seller or the Company in or pursuant to this Agreement or any schedule thereto, or any other agreement, document, instrument or certificate delivered by Seller or the Company pursuant to or in connection with this Agreement, including without limitation any Ancillary Agreement;

(ii) any breach of any covenant made or obligation incurred by Seller or the Company in or pursuant to this Agreement or any Ancillary Agreement;

(iii) any liability, payment or obligation for or in respect of Taxes owing by Seller, any Tax Affiliate, the Company, the Company Subsidiaries or Buyer, as successor to the Company’s and the Company Subsidiaries’ businesses for all periods, or portions thereof, up to and including the Closing Date;

(iv) any penalties for fines owning or accessed for violations resulting from inspections of the operations of Company or Company Subsidiaries by the DTSC;

(v) any liability, payment or obligation related to the claims alleged in the (a) lawsuit brought by Romic against Seller, et al. (Case No. BC373769 in the Superior Court of the State of California, County of Los Angeles), (b) lawsuit brought by Clean Harbors against the Company, et al. (Case No. 2009-CV-00355 in the Superior Court of the State of California, County of Norfolk), or (c) lawsuit brought by Francis Passarelli against the Company, et al (Case No. 07-CC-04029 in the Superior Court of California, County of Orange).;

(vi) any liability, payment or obligation for or in respect of any condition to the Closing contained in Article 7 to the extent any such conditions had not been satisfied as provided therein at or prior to the Closing; or

(vii) any liability, payment or obligation arising out of that certain Patent License Agreement by and between Hydronics, LLC and Company dated March 30, 2007, that was assigned to and assumed by Seller pursuant to Section 7.7(i) hereof.

Section 9.3  Indemnification by Buyer.

Buyer shall defend, indemnify and hold harmless Seller from and against (A) all Losses directly or indirectly incurred by Seller, or (B) all Losses imposed or sought to be imposed upon Seller, whether resulting from any Third Party Action that it is instituted or threatened against Seller or otherwise (in each case whether or not caused by negligence or willful act) resulting from or arising out of:

(i) any breach of any of the representations or warranties made by Buyer in or pursuant to this Agreement or in another agreement, document, instrument or certificate delivered to Seller pursuant hereto or in connection with the Closing; or

(ii) any breach of any covenant made or obligation incurred by Buyer in or pursuant to this Agreement.

Section 9.4  Special Indemnification Provision Regarding Environmental Matters.

Seller and the Company (but the Company only in the event that Closing does not occur), jointly and severally, shall defend, indemnify and hold harmless Buyer’s Indemnified Persons from and against (A) all Losses directly or indirectly incurred by any of them, or (B) all Losses imposed or sought to be imposed upon them, whether resulting from any Third Party Action that is instituted or threatened against any of Buyer’s Indemnified Persons or any Environmental, Health, and Safety Liabilities or otherwise (in each case whether or not caused by negligence or willful act) resulting from or arising out of:

(a)  (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of any Environmental Site, or (B) any Hazardous Materials or other contaminants that were present on the Environmental Site at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller, the Company, the Company Subsidiaries or any of their respective predecessors-in-interest or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from any Environmental Site or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to Persons or property on or off the facilities of Seller, the Company, the Company Subsidiaries or any of their respective predecessors-in-interest that were, or were allegedly, conducted by Seller, the Company, the Company Subsidiaries or any of their respective predecessors-in-interest or by any other Person for whose conduct they are or may be held responsible; or

(b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller, the Company, the Company Subsidiaries or any of their respective predecessors-in-interest or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from any Environmental Site or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to Persons or property on or off the facilities of Seller, the Company, the Company Subsidiaries or any of their respective predecessors-in-interest, or that may affect the value of such facilities.

(c) any activities conducted or allegedly conducted with respect to any Environmental Site or the operation Seller, the Company, the Company Subsidiaries or any of their respective predecessors-in-interest prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at any Environmental Site (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Environmental Site and was present or suspected to be present on any Environmental Site on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller, the Company, the Company Subsidiaries or any of their respective predecessors-in-interest or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

(d) Notwithstanding anything to the contrary in this agreement, including, without limitation, Section 9.5 below, Buyer will be entitled to, without any obligation to do so, (i) control, but shall not be responsible for, any cleanup of an Environmental Site, and (ii) control and defend any Proceeding with respect to which indemnity may be sought under this Section 9.4.

Section 9.5  Defense of Third Party Actions.

(a) Promptly after receipt of notice of any Third Party Action, any Person who believes he, she or it may be an Indemnified Person will give notice to the potential Indemnifying Person of such action.  The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder except to the extent that the Indemnifying Party shall demonstrate that its defense of such Third Party Action was prejudiced by the failure to give notice.

(b) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right), at its option and at its own expense, to participate in and be present at the defense of such Third Party Action (unless such action is by a Governmental Authority related to Taxes), but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

(c) Subject to the conditions set forth in this Section 9.5, by written notice within 45 days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement of such action, subject to the following conditions:

(i) The Indemnifying Person (A) agrees that the claims made in that Third Party Claim are within the scope of and subject to indemnification, (B) agrees to promptly indemnify the Indemnified Person for its expenses to date,  (C) at the option of Indemnified Person agrees in writing acceptable to Indemnified Party in its sole discretion, for the benefit of Indemnified Person, to either (i) hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Person or any judgment in connection with that Third Party Action, or (ii) not to settle or otherwise compromise any such Third Party Action unless the Indemnified Person is fully released from any and all Losses arising therefrom, and (D) provide reasonable assurance to the Indemnified Person of its financial capacity to defend such action and pay such indemnification

(ii) The Indemnifying Person’s counsel must be reasonably satisfactory to the Indemnified Person;

(iii) If the Indemnifying Person is also a party to such Third Party Action, the Indemnified Person does not determine in good faith that joint representation would be inappropriate.

(d) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Person will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(e) If the Indemnifying Person does elect to assume control of the defense of a Third Party Action under paragraph (c), then (i) after the effective date of such assumption, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person hereunder for any fees of  counsel or any other expenses with respect to the defense of such Third Party Action subsequently incurred by the Indemnified Person in connection with the defense of such Third Party Action, other than reasonable costs of investigation, and (ii) the Indemnifying Persons shall not enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment except with the consent of the Indemnified Person.

(f) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connection with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

(g) Each Indemnifying Person hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on Seller with respect to such a claim anywhere in the world.

(h) Any Person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

Section 9.6  Payment of Indemnification.

(a) Claims for indemnification under this Article shall be paid or otherwise satisfied by Indemnifying Persons within 30 days after notice thereof is given by the Indemnified Person.

(b) Any payment to Buyer under this Article 9 will be, for Tax purposes, to the extent permitted by Law, an adjustment to the Purchase Price.

(c) Without limiting in any way Buyer’s rights and remedies under this Agreement and the applicable law, any amount which may become due and payable to any of the Buyer’s Indemnified Persons under Section 9.2 or Section 9.4 hereof may be paid or otherwise satisfied out of the Holdback Fund until the same has been exhausted.  In addition, any claims by Buyer, whether or not such claims are in excess of the Holdback Fund, may be satisfied by whatever remedy is available at law or equity.

Section 9.7  Miscellaneous.

The remedies provided in this Article will not be exclusive of or limit any other remedies that may be available to Buyer or the other Buyer Indemnified Persons.

ARTICLE 10

AGREEMENTS AFTER CLOSING

The parties further covenant and agree as follows with respect to matters that are to be accomplished at or after the Closing or are not conditions of Closing:

Section 10.1  Further Assurances.

Seller from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 2.3) and take such other action as Buyer may reasonably desire to more effectively transfer and assign to, and vest in, Buyer all of the Purchased Interests and otherwise comply with Seller’s obligations hereunder.

Section 10.2  Transition Services.

From the Effective Time until sixty (60) days after Closing, Seller shall provide Buyer, GEM NewCo, GEM LP and the Company Subsidiaries with the following services at no cost or expense to Buyer, GEM NewCo, GEM LP and the Company Subsidiaries:

(a) Payroll services;

(b) Employee benefits services;

(c) Issue W-2’s for 2009;

(d)  Assistance from Brett Clark, Timothy Koziol, Danae Fahey, and Keith Kantenwein for the purposes of executing checks on behalf of  GEM NewCo and GEM LP;

(e) Services of network engineer to ensure network connectivity, system access, email access and printing capabilities remain operational; to assist in migration activities required to transfer users to the Buyer network; and to respond to help desk requests;

(f)  Assistance from knowledgeable employees of Seller regarding accounting and billing activities of Company and Company Subsidiaries;

(g) Normal accounting for all time periods prior to Closing, and provision of any associated information, including but not limited to data conversion;

Section 10.3 Collected Receivables.  To the extent that Company collects any amounts owing on the receivables listed on Schedule 3.13(a) after Closing, Company shall remit such funds, less any expenses incurred in effecting such collection, to Seller on a quarterly basis.

Section 10.4 Merger Expenses.  Buyer shall reimburse Seller for all reasonable incurred expenses incurred by Seller or Company, as applicable, in connection with the formation of GEM NewCo, the formation of GEM LP, and the Merger of Company into GEM LP.  Provided however, such expenses shall not include any Taxes.

Section 10.5  Non-Compete; Non-solicitation.

Seller covenants and agrees with Buyer that during the period of one (1) year, from the Effective Date:

(a) Seller will not within the United States of America, either directly or indirectly, as principal, agent, owner, Seller, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is competitive with or identical to the business conducted by Buyer or any of its affiliates which are in the similar business with Buyer.  Notwithstanding the foregoing, Seller shall not be, by virtue of this Agreement, constrained from engaging in the wastewater treatment and related services business.

(b) Seller shall not directly, or indirectly, for itself or for any other Person:

(i) solicit, interfere with or endeavour to entice away from Buyer or any of its affiliates, any employee, customer or client;

(ii) attempt to direct or solicit any employee, customer or client away from Buyer or any of its affiliates; or

(iii) advise any Person not to do business with Buyer or any of its affiliates.

Section 10.6  Customer And Other Business Relationships.

After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer and the Company those business relationships of the Company existing prior to the Closing and relating to the business to be operated by Buyer or the Company after the Closing, including relationships with lessors, employees, Governmental Authorities, licensors, customers, and suppliers of the Company and the Company Subsidiaries.  Seller will refer to Buyer any inquiries relating to such business.  Seller shall not take any action that would tend to diminish the value of the Company’s and the Company Subsidiaries’ business after the Closing, including disparaging the name or business of Buyer or the Company or the Company Subsidiaries.

Section 10.7  Assistance In Proceedings.

Seller will, at its expense, cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (a) any transaction contemplated hereby or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Company, the Company Subsidiaries’ or their respective business.

Section 10.8  Retention Of And Access To Records.

After the Closing Date, Seller shall retain its records with respect to the Company and the Company Subsidiaries for a period of at least five (5) years consistent. Seller also shall provide Buyer and its Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.

Section 10.9  Use of GEM logo.

Buyer shall have a royalty-free license to display the Seller’s logo for 120 days after Closing.  During that time period, Buyer shall use its commercially reasonable efforts to replace the Seller’s logo with Buyer’s logo on all real and personal property of the Company.

Section 10.10  Employees and Employee Benefits.

(a) Employment of Active Employees After Closing.

Neither Seller nor its Related Persons shall solicit the employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will be terminated after the Closing) after the Effective Time. It is understood and agreed that employment by the Company after the Effective Time is “at will” and may be terminated by the Company or the Company Subsidiaries, as the case may be, or by an employee at any time for any reason (subject to any legal requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of the Company or the Company Subsidiaries to terminate, reassign, promote or demote any of the Active Employees, and employees on short-term or long-term disability or other leave of absence, after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(b) Salaries and Benefits.

Seller shall cause the Company to (A) accrue for, as of the Closing Date, all wages and other remuneration due to Active Employees with respect to their services as employees through the close of business on the Effective Time, including pro rata bonus payments and all vacation pay earned prior to the Effective Time; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act.

Section 10.11  Confidentiality

Seller covenants and agrees with Buyer that from and at all times after the Closing, all information relating to the Purchased Interests, the Company, the Company Subsidiaries, GEM NewCo and GEM LP, including this Agreement and the Ancillary Agreements and the fact that this Agreement and the Ancillary Agreements exist, and any other Business Information and any confidential and/or proprietary information (collectively, “Confidential Information”), will be held in strict confidence by Seller and its affiliates and their respective Representatives; provided, however, that Seller shall not have any restrictive obligation with respect to any Confidential Information that (i) is contained in a printed publication available to the general public, (ii) is or becomes publicly known through no violation of this Agreement by Seller, (iii) becomes known to Seller on a nonconfidential basis from a Person who is not otherwise known by Seller, after Seller’s due inquiry, to be bound by a confidentiality agreement with Seller or Buyer, (iv) is disclosed with the prior written consent of Buyer, or (v) is required, in the opinion of counsel for Seller, to be disclosed pursuant to United States securities laws (in which case Seller may only disclose Confidential Information to the extent so required and Seller shall provide Buyer adequate time to review and comment on such disclosure prior to its being made public).  Seller may disclose Confidential Information in connection with a legal process (provided that Seller provides prompt notice to Buyer thereof in order to enable Buyer to seek an appropriate protective Court Order or other remedy) or to the extent required pursuant to a valid Court Order or regulation of a competent Governmental Authority but shall otherwise continue to hold the disclosed Confidential Information in strict confidence.  As of the Closing, that certain nondisclosure agreement between Seller and PSC Environmental Services, LLC dated August 1, 2009 and that certain letter of intent between Seller and PSC Environmental Services, LLC dated September 30, 2009 shall each terminate and have no further force or effect.

For a period of one year after the Closing, Buyer shall, and shall cause its Representatives to, not disclose to any third-party any and all Business Information and any confidential and/or proprietary information of Seller or Seller’s subsidiaries (other than Company and Company Subsidiaries) (collectively, “Seller Confidential Information”); provided, however, that Buyer and its Representatives may so disclose the information that, and such information shall not be included in Seller Confidential Information, (i) is contained in a printed publication available to the general public, (ii) is or becomes publicly available through no violation of this Agreement by Buyer, (iii) is or becomes known to Buyer on a non-confidential basis from a Person who is not otherwise known by Buyer, after Buyer’s due inquiry, to be bound by a confidentiality agreement with Seller, (iv) is disclosed with the prior written consent of Seller, or (v) is required, in the opinion of counsel for Buyer, to be disclosed pursuant to United States securities laws (in which case Buyer may only disclose Confidential Information to the extent so required and Buyer shall provide Seller adequate time to review and comment on such disclosure prior to its being made public). Buyer may disclose Seller Confidential Information in connection with a legal process (provided that Buyer provides prompt notice thereof to the extent such notice is legally permissible to Seller in order to enable Seller to seek an appropriate protective Court Order or other remedy) or to the extent required pursuant to a valid Court Order or regulation of a competent Governmental Authority but shall otherwise continue to hold the disclosed Seller Confidential Information in accordance herewith.

Section 10.12  Actions with Respect to Closure Deposit

After the Closing, Buyer shall exercise commercially reasonable efforts to request the release of the Closure Deposit by the DTSC and, in lieu thereof, accept from the Company a bond or other form of security or collateral.  In the event that the DTSC agrees to release the Closure Deposit, Buyer shall either (i) cause the Company to instruct DTSC to pay over the Closure Deposit directly to the Seller, or as Seller directs, or (ii) promptly upon the Company’s receipt thereof, cause the Company to remit to Seller, or as Seller directs the amount of the Closure Deposit (or the portion thereof so received).  In the event that the DTSC does not accept the Company’s request to release the Closure Deposit within twelve (12) months after the Closing, the Company shall pay to Seller, or as Seller directs, $900,046.18 in cash and the Company shall retain all rights to the Closure Deposit.  The Seller and the Company shall not suffer or permit to exist any Encumbrance on the Closure Deposit or the bank account in which same is held, and the obligations of the Buyer and the Company to the Seller under this Section 10.12 shall not be subject to set-off or withholding of any kind and may not be waived or amended without CVC's prior written consent.

ARTICLE 11

TAX MATTERS

Section 11.1  Allocation of Tax Liabilities.

(a) Seller will be responsible for (1) all Taxes of the Company, the Company Subsidiaries and any Tax Affiliates regardless of when due and payable, (i) with respect to all Tax periods ending on or prior to the Closing Date and (ii) with respect to all Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date and (2) all Taxes arising from or attributable to any transactions contemplated by this Agreement including, without limitation, the purchase and sale of the Purchased Interests and the Merger.

(b) Buyer will be responsible for all non income Taxes of the Company and the Company Subsidiaries regardless of when due and payable, (i) with respect to all Tax periods beginning after the Closing Date, (ii) with respect to all Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to (A) the portion of such period commencing after the Closing Date or (B) to the extent such Taxes are accrued on the books of the Company and the Company Subsidiaries in the Ordinary Course of Business through the Closing Date.

Section 11.2  Tax Characterization.

The Seller and Buyer acknowledge and agree that the transfers of the Purchased Interests by the Seller shall be characterized for income Tax purposes as a taxable sale and purchase of the assets of the Company and General Environmental Management of Rancho Cordova, LLC and following the Closing, Seller shall not take any position inconsistent with the provisions of this Section 11.2.

Section 11.3 Allocation of Purchase Price.

Within 60 days following the Closing Date, Buyer shall determine the allocation for income tax purposes of the consideration among the assets of the Company and General Environmental Management of Rancho Cordova LLC.  Buyer and Seller shall file all Tax Returns (including IRS Form 8594) consistent with such allocation and shall not take any position contrary to such allocation with any Governmental Authority.

Section 11.4 Cooperation.

After the Closing Date, Buyer and Seller will make available to the other, as reasonably requested, all information, records or documents (including state apportionment information) relating to Tax liabilities or potential Tax liabilities of the Company and the Company subsidiaries with respect to (i) Tax periods ending on or prior to the Closing Date and (ii) Tax periods beginning before the Closing Date and ending after the Closing Date, but only with respect to the portion of such period up to and including the Closing Date.  Buyer and Seller will preserve all such information, records and documents until the expiration of any applicable statute of limitations thereof.

Section 11.5  Tax Refunds.

(a) All refunds of Taxes relating to the Company and the Company Subsidiaries received by Seller or any of its Tax Affiliates with respect to Tax periods ending on or before the Closing Date that involve Seller’s federal consolidated income Tax Returns will be for the account of Seller.  At Seller’s request, Buyer will pay over to Seller any such refunds that Buyer may receive immediately upon receipt of such request.

(b) All other refunds of Taxes with respect to the Company and the Company Subsidiaries will be for the account of Buyer.  At Buyer’s request, Seller will take such action as reasonably requested by Buyer to obtain such refunds and will pay over to Buyer any such refunds immediately upon receipt thereof.

(c) Tax Sharing Agreements.  All tax sharing agreements between Seller, on the one hand, and the Company and the Company Subsidiaries on the other hand, will be terminated as of the Closing.

Section 11.6  Transfer Taxes.

Seller shall pay all transfer, excise and other Taxes payable to any jurisdiction by reason of the purchase and sale of the Company Shares pursuant to this Agreement.

ARTICLE 12

TERMINATION OF AGREEMENT

Section 12.1  Termination.

At any time prior to the Closing (notwithstanding Seller Stockholder Approval), this Agreement may be terminated (a) by mutual consent of the parties, (b) by Buyer at its option in the event of a major casualty loss as described in Section 12.2, (c) by Buyer if the conditions stated in Article 7 have not been satisfied at or prior to the Effective Time, (d) by Seller if the conditions stated in Article 8 have not been satisfied at or prior to the Effective Time, (e) by Buyer if the Closing shall not have occurred and the transactions contemplated hereby consummated by March 12, 2010, (f) by Seller if the Closing shall not have occurred and the transactions contemplated hereby consummated within thirty (30) days from obtaining in accordance with this Agreement of the Seller Stockholder Approval following the Seller Stockholder Meeting, (g) by Buyer, if either Seller and/or the Company takes any action that is not permitted, or fails to take action or make any notification that is required under  Section 5.8, whether or not such conduct is legally permissible, or (h) by Buyer, if any of the conditions stated in Article 7 becomes impossible to satisfy prior to March 12, 2010; provided that the right to terminate under this Section 12.1 shall not be available to any parties whose breach has been the cause of such failure to close.  For the purpose of determining whether a party’s right to terminate this Agreement exists under this Section, any qualification of any representation or warranty by reference to the materiality of matters stated therein, and any limitations of such representations as being to the Knowledge of any Person, or words to similar effect, shall be disregarded.

Section 12.2  Casualty Loss.

Because risk of loss with respect to the business shall not pass to Buyer until the Company Shares are transferred at the Effective Time, if any assets of the Company are destroyed or damaged by fire or other casualty prior to the Effective Time, and if the amount of such destruction or damage is in excess of $250,000, Buyer may, at its option, terminate this Agreement. In the event that Buyer elects not to terminate this Agreement under this Section 12.2, the amount of any insurance proceeds shall not be taken into account in connection with the determination of any adjustment to the Purchase Price.

Section 12.3  Effect of Termination.

If this Agreement shall be terminated as above provided, all obligations of the parties hereunder shall terminate but any breaching party shall remain liable to a non-breaching party for its damages.  Without limiting the foregoing, if this Agreement shall be terminated by Buyer pursuant to Section 12.1(g), Buyer shall be entitled to be paid, and Seller shall pay to Buyer immediately upon such termination, a termination fee of $500,000.  Notwithstanding any termination of this Agreement, the provisions of Articles 5, 6, 7, 8, 9, 12, and 13 shall survive the termination of this Agreement.

Section 12.4  Right to Proceed.

Notwithstanding anything in this Agreement to the contrary, (a) if any of the conditions specified in Article 7 hereof have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving its rights hereunder and (b) if any of the conditions specified in Article 8 hereof have not been satisfied and all of the conditions in Article 7 hereof have been satisfied, Seller shall have the right to proceed with the transactions contemplated hereby without waiving its rights hereunder.  The parties acknowledge that the Company Shares and the Purchased Interests are unique and of special value to Buyer.  Irreparable harm shall be presumed if Seller breaches or threatens to breach any agreement, covenant or provision of this Agreement and under such circumstances damages will be impossible to ascertain.  Accordingly, Seller agrees that in the events of any breach or threatened breach of this Agreement, (i) Buyer and /or any of its affiliates shall be entitled to an injunction and other equitable relief, including but not limited to specific performance, without being required to show irreparable harm, without posting any bond or security in connection therewith, (ii) any court of competent jurisdiction may immediately enjoin any breach or threatened breach of this Agreement, and (iii) not to, and cause the Company, the Company Subsidiaries and any and all of its Related Persons and Representatives not to, object to granting of any such relief on the grounds that obtaining damages is an adequate remedy.  The equitable remedies contemplated hereby shall not be deemed to be exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

ARTICLE 13

MISCELLANEOUS

Section 13.1  Fees and Expenses.

Except as otherwise provided in Article 9 hereof, each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of Seller or the Company relating in any way to this Agreement or the transactions contemplated hereunder shall be included in any account of the Company or the Company Subsidiaries as of the Closing or shall be charged to or paid by Buyer and Seller shall be responsible for all such expenses.

Section 13.2  Notices.

All notices, requests, demands and other communications required or permitted to be given (i) hereunder by any party hereto shall be in writing and shall be deemed to have been duly given when received if delivered personally, or (ii) on the Business Day following the Business Day sent if sent by prepaid domestically recognized overnight receipted courier if sent domestically, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):.

If to Seller or, prior to the Closing, to the Company, to:

General Environmental Management, Inc.
Timothy J. Koziol
3191 Temple Avenue, Suite 250
Pomona, CA  91768
Tel: (909) 444-9500
Fax: (909) 444-8356

with a copy to:

Patrick Lund Esq.
Lund LAW Group
1451 Quail Street, Suite 202
Newport Beach, CA 92660
Facsimile number: 949.250.4503
Telephone No.: 949 250.4230

If to Buyer, to:

PSC, LLC
Legal Department
5151 San Felipe, Suite 1600
Houston, Texas 77056
Tel: 713-625-7019
Fax: 713-625-7087

and in any case at such other address as the addressee shall have specified by written notice.  All periods of notice shall be measured from the date of delivery thereof.

Section 13.3  Publicity and Disclosures.

Neither Buyer nor Seller shall issue nor approve any news release or other public announcement concerning this Agreement (or any schedules or exhibits hereto) prior to the Closing without the prior written approval of the other.  The preceding consent requirement is not applicable to those filings required by Law.

Section 13.4  Time Period.

The parties acknowledge that time is of the essence with respect to the fulfillment of the respective obligations of the parties hereto and the Closing of the transactions contemplated by this Agreement.

Section 13.5  Entire Agreement.

This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to or referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference.  This Agreement specifically supersedes that nondisclosure agreement between Seller and PSC Environmental Services, LLC dated August 1, 2009 and that letter of intent between Seller and PSC Environmental Services, LLC dated September 30, 2009.

Section 13.6  Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

Section 13.7  Assignability and No Third Party Beneficiary.

This Agreement may not be assigned (a) by Buyer without the prior written consent of Seller or (b) by Seller without the prior written consent of Buyer.  However, any or all rights of Buyer to receive performance (but not the obligations of Buyer to Seller hereunder) and rights to assert claims against Seller in respect of breaches of representations, warranties or covenants of Seller hereunder, may be assigned by Buyer.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person, except that each Indemnified Person shall be a third party beneficiary of Article 9.

Section 13.8  Amendment and Waiver.

This Agreement may be amended only by a written agreement executed by Buyer and Seller; provided, however, that, after Seller Stockholder Approval is obtained, no such amendment shall, without the further approval of those stockholders, make any change that would require such approval under Nevada Law or any other applicable Law. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  In the absence of a written instrument duly executed by or on behalf of the party waiving a term or condition of this Agreement, the Closing of the transactions contemplated hereunder shall not be or be deemed to be such waiver and the party responsible for compliance with any such term or satisfaction of any such condition shall remain so responsible and liable to the other party after the Closing.  No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 13.9  Governing Law and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than the choice of law principles thereof).  Each party irrevocably submits to the exclusive jurisdiction of any NY State Court in the County of New York or any courts of the United States of America located in the Southern District of New York, and each party hereby agrees that all suits, actions and proceedings brought by such party hereunder shall be brought in any such court.  Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party or the other party.  In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by any means permitted by Section 13.2 hereof.  Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

Section 13.10  Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 13.11  Effect of Table of Contents and Headings.

Any table of contents, title of an article or section heading herein contained is for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as an instrument in multiple counterparts as of the date set forth above by their duly authorized officers.

GENERAL ENVIRONMENTAL MANAGEMENT, INC.
a Nevada corporation

_________________________________________
By: Timothy J. Koziol
Its: Chief Executive Officer

GENERAL ENVIRONMENTAL MANAGEMENT, INC.
a Delaware corporation

_________________________________________
By: Timothy J. Koziol
Its: Chief Executive Officer

LUNTZ ACQUISITION (DELAWARE), LLC

_________________________________________
By: Deborah S. Huston
Its: Secretary

[Signature Page to Purchase Agreement]

PURCHASE AGREEMENT

List of Schedules and Exhibits

3.1(a), 3.1(b)
3.3
3.6
3.8
3.10(c)
3.11, 3.11(f)
3.12(a), 3.12(b), 3.12(c), 3.12(e), 3.12(f)
3.13(a), 3.13(b)
3.14(a), 3.14(d)
3.15(a), 3.15(d)
3.16(a), 3.16(e)(i), 3.16(e)(v)
3.17(a)
3.18(a), 3.18(b), 3.18(d), 3.18(f)
3.20(a), 3.20(b), 3.20(b)(v)
3.21(a)
3.22
3.23
3.24(b), 3.24(d), 3.24(e)
3.26(a), 3.26(d)
3.31(b)
7.6
7.7(t)

Exhibits

1.1(a)	Closing Net Working Capital Calculation
3.31(a)	Form of Organizational Documents
5.11(b)	Form of Joinder Agreement
7.5(a)	Form of Resignations of Directors and Officers
7.5(b)	Form of Releases
7.7(a)(i)	Form of Paydown and Release Letter
7.7 (a)(ii)	Form of CVC Voting Agreement
7.7(z)	Form of Management Voting Agreement
7.12	Form of Opinion of Seller’s Counsel

Exhibit 1.1(a)

Closing Net Working Capital Calculation

The starting point of the calculation of  net working capital for the purpose of calculating any deficiency is current assets minus current liabilities as of the closing date as determined by following generally accepted accounting principles (GAAP).  For the purposes of clarity, the following specific items, which may or may not reflect GAAP, will also be reflected in the calculation:

Current Assets Exclusions: $900,000 restricted cash held a trust account and related to and securing the facility closure obligations

Current Assets Exclusions:
-  Accounts receivables with a greater than 90 day aging as of the closing date compared with the invoice date which are not specifically reserved for
-  Prepaid insurance amounts

Current Liability Exclusions
-  Current portion of capitalized lease obligations, excluding incurred but unpaid interest
-  Liabilities assumed by Seller which are supported by releases

Current Liability Inclusions
-  Incurred but not paid medical claims

After considering the starting point, exclusions and inclusions noted above, a net working capital deficiency will exist to the extent current liabilities exceed current assets.

Exhibit 3.31(a)

Form of Organizational Documents

Exhibit 5.11(b)

Form of Joinder Agreement

Exhibit 7.5(a)
Form of Resignations of Directors and Officers

Exhibit 7.5(b)

Form of Releases

Exhibit 7.7(a)(i)

Form of Paydown and Release Letter

Exhibit 7.7(a)(ii)

Form of CVC Voting Agreement

Exhibit 7.7(z)

Form of Management Voting Agreement

Exhibit 7.12

Form of Opinion of Seller’s Counsel